EXECUTION COPY

Exhibit 2

AGREEMENT AND PLAN OF MERGER

by and between

LOC ACQUISITION COMPANY

and

METRO-GOLDWYN-MAYER INC.

Dated as of September 23, 2004

i

ii

iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 23, 2004, by and between LOC Acquisition Company, a Delaware corporation (“Newco”), and Metro-Goldwyn-Mayer Inc., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of Newco and the Company each have determined that the Merger (as defined in Section 2.1) is in the best interests of their respective companies and their respective stockholders and, accordingly, have each agreed to effect the Merger provided for herein upon the terms and subject to the conditions set forth herein;

WHEREAS, Tracinda Corporation (“Tracinda”) and 250 Rodeo, Inc. (“Rodeo” and, together with Tracinda, the “Principal Stockholders”) have entered into a voting and support agreement in the form of Exhibit A to this Agreement, dated as of the date hereof, among the Principal Stockholders and Newco, pursuant to which each of the Principal Stockholders has agreed to vote, or cause to be voted, all of the Company Shares (as defined in Article I hereof) owned by such Principal Stockholder in favor of the transactions contemplated by this Agreement (the “Voting and Support Agreement”);

WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, Sony Corporation of America (“SCA”) has delivered to the Company a signed commitment letter (the “SCA Equity Commitment Letter”) pursuant to which SCA has agreed, subject to the terms and conditions set forth therein, to make or cause to be made an equity investment in Newco of an amount of $300,000,000;

WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, Comcast Studio Investments, Inc. (“Comcast”) has delivered to the Company a signed commitment letter (the “Comcast Equity Commitment Letter”) pursuant to which Comcast has agreed, subject to the terms and conditions set forth therein, to make or cause to be made an equity investment in Newco of an amount of $300,000,000 and Comcast Corporation has agreed to cause a bank or similar financial institution to provide a letter of credit for $23,080,000 in favor of the Company (the “Comcast Letter of Credit”);

WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, TPG Partners IV, L.P. (“TPG”) has delivered to the Company a signed commitment letter (the “TPG Equity Commitment Letter”) pursuant to which TPG has agreed, subject to the terms and conditions set forth therein, to make or cause to be made an equity investment in Newco of an amount of $350,000,000 and to cause a bank or similar financial institution to provide a letter of credit for $26,920,000 in favor of the Company (the “TPG Letter of Credit”);

WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, DLJ Merchant Banking III, Inc. (“DLJ”) has delivered to the Company a signed commitment letter (the “DLJ Equity Commitment Letter”) pursuant to which DLJ has agreed, subject to the terms and conditions set forth therein, to make or cause to be made an equity investment in Newco of an amount of $125,000,000 and to cause a bank or similar financial institution to provide a letter of credit for $9,620,000 in favor of the Company (the “DLJ Letter of Credit”);

WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, Providence Equity Partners IV, L.P. (“Providence” and, together with SCA, Comcast, TPG and DLJ, the “Equity Investors”) has delivered to the Company a signed commitment letter (the “Providence Equity Commitment Letter” and, together with the SCA Equity Commitment Letter, the Comcast Equity Commitment Letter, the TPG Equity Commitment Letter and the DLJ Equity Commitment Letter, the “Equity Commitment Letters”) pursuant to which Providence has agreed, subject to the terms and conditions set forth therein, to make or cause to be made an equity investment in Newco of an amount of $525,000,000 and to cause a bank or similar financial institution to provide a letter of credit for $40,380,000 in favor of the Company (the “Providence Letter of Credit” and, together with the Comcast Letter of Credit, the TPG Letter of Credit and the DLJ Letter of Credit, the “Letters of Credit”); and

WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, the Equity Investors have delivered to the Company the Letters of Credit.

NOW, THEREFORE, in consideration of the representations, warranties and covenants set forth in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized and certain other terms used in this Agreement have the meanings set forth below. Unless the context otherwise requires, such terms shall include the singular and plural and the conjunctive and disjunctive forms of the terms defined.

“Abend Binders” shall mean those sixty-three binders that were prepared for pictures in the Company’s library as of 1995 which binders have been made available to Newco prior to the date hereof.

“Abend Laws” shall have meaning set forth in Section 4.19(d).

“Abend Schedule” shall have the meaning set forth in Section 4.19(d).

“Acquisition Agreement” shall have the meaning set forth in Section 6.2(b).

“Acquisition Financing” shall mean the financing referred to in the Commitments.

“Additional Confidentiality Agreement” shall have the meaning set forth in Section 6.4.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Antitrust Division” shall have the meaning set forth in Section 6.6(b).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 4.4.

“Benefit Plan” shall mean each Pension Plan, Welfare Plan and any other plan, fund, program, arrangement or agreement (including any employment or consulting agreement) to provide employees, directors, independent contractors, consultants, officers or agents with medical, health, disability, life, bonus, incentive, stock or stock-based right (option, ownership or purchase), retirement, deferred compensation, severance, change in control, salary continuation, vacation, sick leave, fringe, incentive insurance or other benefits) maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former independent contractors, consultants, agents, employees, officers or directors of the Company or any of its Subsidiaries.

“Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York or the State of California, or is a day on which banking institutions located in either such State are authorized or required by Law or other governmental action to close.

“Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

“Comcast” shall have the meaning set forth in the Recitals hereto.

“Comcast Equity Commitment Letter” shall have the meaning set forth in the Recitals hereto.

“Comcast Letter of Credit” shall have the meaning set forth in the Recitals hereto.

“Commitment Letters” shall have the meaning set forth in Section 5.6.

“Commitments” shall have the meaning set forth in Section 5.6.

“Company” shall have the meaning set forth in the Preamble hereto.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 6.2(b).

“Company Certificate” shall have the meaning set forth in Section 3.1(c).

“Company Contracts” shall have the meaning set forth in Section 4.11(a).

“Company Credit Agreement” shall mean that certain Restatement IV of Credit Agreement, dated as of April 26, 2004, among Metro-Goldwyn-Mayer Studios Inc., the lenders and issuers party thereto and Bank of America, N.A., as agent.

“Company Disclosure Schedule” shall have the meaning set forth in Article IV.

“Company Employees” shall have the meaning set forth in Section 6.13(a).

“Company Filed SEC Documents” shall have the meaning set forth in Section 4.7.

“Company Intellectual Property” shall have the meaning set forth in Section 4.18(a).

“Company Joint Venture” shall have the meaning set forth in Section 4.3(d).

“Company Material Adverse Effect” shall mean a material adverse effect on (i) the business, properties, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company and its Subsidiaries to perform the obligations of the Company pursuant to this Agreement; provided, however, that no fact, event or circumstance described in the following clauses (a) through (f), or any effect resulting from or arising out of any such fact, event or circumstance, shall constitute, or shall be considered in determining the existence or occurrence of, a Company Material Adverse Effect: (a) any change in Law or GAAP (or any interpretation thereof by a Governmental Entity or quasi-Governmental Entity, including the Financial Accounting Standards Board or a similar organization), (b) economic or financial market conditions affecting the U.S. economy, any non-U.S. economy or the global economy generally, (c) (A) the impact of piracy on the business of the Company and its Subsidiaries or (B) other changes generally affecting the industries in which the Company and its Subsidiaries operate; provided that, in the case of this clause (c)(B), such changes do not disproportionately affect in a material manner the relevant segment or segments of the Company, its Subsidiaries and their respective businesses when compared with the effect of such changes on comparable businesses of other entertainment companies (including the home video/DVD and television distribution and sale businesses), (d) a reduction or slowdown in the development, production or acquisition of Films by or on behalf of the Company or any of its Subsidiaries, (e) the box office performance of any Theatrical Motion Picture produced or distributed by or on behalf of the Company or any of its Subsidiaries and (f) the negotiation (including activities related to due diligence), execution, delivery or public announcement or the pendency of this Agreement and the Voting and Support Agreement or the transactions provided for herein or any actions required hereby (or the failure to take any action prohibited hereby, if consent for such action was requested and denied by Newco) including the impact thereof on the relationships of the Company or any of its Subsidiaries with customers, suppliers, distributors, consultants, independent contractors, talent or employees.

“Company Options” shall have the meaning set forth in Section 3.4.

“Company Permits” shall have the meaning set forth in Section 4.14(a).

“Company Preferred Shares” shall have the meaning set forth in Section 4.2(a).

“Company Recommendation” shall have the meaning set forth in Section 6.2(b).

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Share” shall mean one share of common stock of the Company, $0.01 par value per share.

“Company Stock Incentive Plan” shall mean the Company’s Amended and Restated 1996 Stock Incentive Plan, as amended.

“Company Stockholder Approval” shall have the meaning set forth in Section 4.4.

“Company Stockholder Meeting” shall have the meaning set forth in Section 4.22.

“Confidentiality Agreements” shall mean the (i) Confidentiality Agreement, dated as of April 6, 2004, and any extension or modification thereto, between Sony Corporation of America, Providence Equity Partners Inc. and TPG Partners IV, L.P. and the Company, (ii) letter agreement, dated as of April 19, 2004, and any extension or modification thereto, between DLJ Merchant Banking III, Inc., Houlihan Lokey Howard & Zukin Financial Advisors, Inc. and the Company, (iii) the letter agreements, and any extension or modification thereto, among the Company and one or more of the Equity Investors and their respective Representatives and (iv) Confidentiality Agreement, dated as of October 28, 2003, as amended on May 10, 2004, between Comcast Corporation and the Company.

“Contract” shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation.

“Contributing Investor” shall have the meaning set forth in Section 6.16(b).

“Contribution Amount” shall mean the amount delivered to the Company by the issuer of the applicable Letter of Credit upon delivery by the Company of a draw certificate to such issuer, pursuant to the terms of any of the Equity Commitment Letters (other than the SCA Equity Commitment Letter), to the effect that (a) the applicable Equity Investor (other than SCA) is required to maintain its respective Letter of Credit in favor of the Company, (b) the Scheduled Termination Date (as such term is defined in the applicable Letter of Credit), as such date shall have been extended from time to time, will occur within thirty (30) calendar days of the date of such draw certificate and (c) the applicable Equity Investor’s Letter of Credit has not been renewed or extended by the issuer thereof or replaced with a substantially identical letter of credit with a lender that is reasonably acceptable to the Company. For the avoidance of doubt, any amount delivered to the Company by the issuer of a Letter of Credit upon delivery by the Company of a draw certificate of a type other than as described in clauses (a), (b) and (c) of the preceding sentence shall not constitute a Contribution Amount.

“D&O Insurance” shall have the meaning set forth in Section 6.8(b).

“Debt Securities” shall mean registered or unregistered bonds, notes, debentures or similar instruments issued to evidence indebtedness for borrowed money.

“Deposit Agreement” shall mean that certain agreement between SCA and the Company, dated September 12, 2004, as amended as of the date hereof, providing for a payment by SCA of $150 million to an account specified by the Company on the terms and conditions set forth therein.

“Development Projects” shall mean any and all Films that have been proposed to be developed, produced or acquired by or on behalf of the Company or any of its Subsidiaries, with respect to which pre-production has not commenced, regardless of the stage of development of such project.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.1(e).

“DLJ” shall have the meaning set forth in the Recitals hereto.

“DLJ Equity Commitment Letter” shall have the meaning set forth in the Recitals hereto.

“DLJ Letter of Credit” shall have the meaning set forth in the Recitals hereto.

“EC” shall have the meaning set forth in Section 6.6(b).

“ECMR” means Council Regulation (EC) No. 139/2004, as amended.

“Effective Time” shall have the meaning set forth in Section 2.3.

“Elements” shall mean all physical embodiments of any Film or its elements, or any marketing, advertising or promotional materials, behind-the-scenes footage, featurettes, “bonus” or “added value” materials or other ancillary or subsidiary materials of every kind and nature relating to a Film or its elements in whatever state of completion, wherever located (including in any film laboratory or storage facility owned or controlled by the Company, any of its Subsidiaries or any other Person), in any video, audio or other format (including PAL, NTSC and high definition), including: (i) all positive, negative, fine grain and answer prints; (ii) all exposed or developed film, pre-print materials (including positives, interpositives, negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices and all other forms of pre-print elements which may be necessary or useful to produce prints or other copies or additional pre-print elements, whether now known or hereafter devised), subtitles, special effects, cutouts, stock footage, outtakes, tabs and trims; (iii) tapes, discs, hard drives, computer memory, or other electronic media of any nature; (iv) all sound and music tracks, audio and video recordings of all types and gauges (whether analog, digital or otherwise) in all languages and (v) all cells, drawings, storyboards, models, sculptures, puppets, bibles, outlines, scripts, screenplays and other physical properties.

“Employee Security Plans” shall mean the Metro-Goldwyn-Mayer Inc. Employee Security Plan, the Metro-Goldwyn-Mayer Inc. Employee Security Plan for Named Executive Officers and the Metro-Goldwyn-Mayer Pictures Inc. Employee Security Plan for Named Individuals set forth on Section 1.1(a) to the Company Disclosure Schedule.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or, to the Company’s Knowledge, oral) by any person or entity alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all federal, state, local and foreign Laws and regulations and common laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including Laws relating to emissions, discharges, Releases or threatened Releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Equity Commitment Letters” shall have the meaning set forth in the Recitals hereto.

“Equity Investors” shall have the meaning set forth in the Recitals hereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exploit” shall mean, with respect to the Films, to release, distribute, perform, display, exhibit, broadcast or telecast, license, sell, reproduce or create derivative works from, market, create merchandising or otherwise commercially or non-commercially exploit by any and all known or hereafter developed (i) technology, (ii) uses, (iii) media, (iv) formats, (v) modes of transmission and (vi) methods of distribution, dissemination or performance. The meaning of the term “Exploitation” shall be correlative to the foregoing.

“Films” shall mean all motion pictures (including features, shorts and trailers), television, cable or satellite programming (including on-demand and pay-per-view programming), Internet programming, direct-to-video/DVD programming or other live action, animated, filmed, taped or recorded entertainment of any kind or nature, and all components thereof, including titles, themes, content, dialogue, characters, plots, concepts, scenarios, characterizations, elements and music (whether or not now known or recognized) as to which the Company or any of its Subsidiaries owns or controls any right, title or interest, including in any of the following: (i) completed and released works or projects; (ii) works or projects in any stage of progress, including works or projects in development and/or pre-production, in principal photography and/or post-production, and completed but not released as of the Closing Date; (iii) abandoned or “turnaround” works or projects; (iv) to the extent related to the works or projects referred to in the foregoing clauses (i) through (iii), any sequel, prequel and/or remake rights and/or other derivative production rights, including any novelization, merchandising, character, serialization, game and/or interactive rights; (v) any other allied, ancillary, subsidiary and derivative rights (including theme park rights) throughout the universe related to the works and projects referenced in the foregoing clauses (i) through (iv); and (vi) any contractual and other rights associated with or related to such works, projects or rights referenced in the foregoing clauses (i) through (v), whether in any media now known or hereafter developed. For the avoidance of doubt, the term “Films” shall include all Library Films, Films in Progress, Development Projects and Significant Unproduced Properties.

“Films In Progress” shall have the meaning set forth in Section 4.19(f).

“Foreign Plan” shall mean each Benefit Plan that is subject to the Laws or applicable customs or rules of relevant jurisdictions other than the United States.

“Franchise Picture” shall have the meaning set forth in Section 6.1(f).

“FTC” shall have the meaning set forth in Section 6.6(b).

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any governmental body, court, agency, official or regulatory or other authority, whether federal, state, local or foreign.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 6.8(a).

“Infringe” means, with respect to any Intellectual Property, to infringe or misappropriate such Intellectual Property in a manner that violates applicable Law or the legal rights of the owner thereof, or to dilute (as defined under applicable Law) the legal rights of the owner thereof in violation of applicable Law. The terms “Infringes” and “Infringing” shall have correlative meanings.

“Intellectual Property” means all intellectual property rights of any nature under the laws of the United States or any other jurisdiction, including, without limitation: (i) patents; (ii) trade secrets, inventions, discoveries, improvements, databases, technology and technical data, whether or not patentable or copyrightable; (iii) trademarks, service marks, trade dress, trade names and Internet domain names; (iv) copyrights and works of authorship and (v) rights of privacy and publicity and rights arising under defamation laws, and, with respect to all of the foregoing, any and all registrations, certificates, issuances, recordings, applications, divisionals, continuations, continuations-in-part, reissues, renewals, extensions and/or re-examinations related thereto.

“IRS” shall mean the Internal Revenue Service.

“Knowledge,” or any similar formulation of knowledge, shall mean (i) in the case of the Company, the knowledge of the persons listed on Section 1.1(b) to the Company Disclosure Schedule, and (ii) in the case of Newco, the knowledge of the persons listed on Section 1.1(b) to the Newco Disclosure Schedule.

“Law” shall mean any statute, law, ordinance, rule, regulation or other requirement of any Governmental Entity.

“Leased Premises” shall have the meaning set forth in Section 4.25(a).

“Letter of Transmittal” shall have the meaning set forth in Section 3.2(b).

“Letters of Credit” shall have the meaning set forth in the Recitals hereto.

“Library Films” shall mean any and all Films that have been completed and/or acquired and delivered, and for which Exploitation has commenced on or prior to the date of this Agreement, and any and all additional Films that have been completed and/or acquired and delivered, and for which Exploitation has commenced after the date of this Agreement, but on or prior to the Closing Date. For the avoidance of doubt, the term “Library Films” shall include all Films other than Films In Progress, Development Projects and Significant Undeveloped Properties.

“Liens” shall mean, with respect to any asset, pledges, mortgages, title defects or objections, claims, liens, charges, covenants, restrictions, encumbrances and security interests of any kind or nature.

“Material Event” means a material adverse effect on (i) the business, properties, assets, financial condition or results of operations of a Person and its Subsidiaries, taken as a whole or (ii) the ability of such Person and its Subsidiaries to perform the obligations of such Person pursuant to this Agreement or to consummate the Transactions to be performed or consummated by such Person.

“Materials of Environmental Concern” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus or mold.

“Merger” shall have the meaning set forth in Section 2.1.

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“New Production Commitment” shall have the meaning set forth in Section 6.1(f).

“Newco” shall have the meaning set forth in the Preamble hereto.

“Newco Disclosure Schedule” shall have the meaning set forth in Article V.

“Newco Material Adverse Effect” shall mean a fact, event or circumstance which has had, or is reasonably likely to have, together with all similar or related facts, events and circumstances, a material adverse effect on the ability of Newco to perform its obligations hereunder or which would prevent or materially impede, interfere with, hinder or delay the consummation of the Merger and the Transactions.

“Non-Competition Agreement” shall mean a Contract that prohibits or materially restricts the ability of the Company or any of its Subsidiaries to operate in any geographical area or compete or operate in any line of business in which the Company or such Subsidiary, as applicable, presently is engaged, other than (a) provisions relating to geographic exclusivity and/or exclusivity by medium or manner of Exploitation contained in agreements for the Exploitation of Films or Intellectual Property licenses or (b) channel distribution restrictions.

“Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.2(b).

“NYSE” shall mean the New York Stock Exchange, Inc.

“Option Consideration” shall have the meaning set forth in Section 3.4.

“Order” shall mean any judgment, order, writ, preliminary or permanent injunction or decree of any Governmental Entity.

“Owned Real Estate” shall have the meaning set forth in Section 4.25(a).

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“PBGC” shall mean the Pension Benefit Guarantee Corporation.

“Pension Plan” shall mean “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former independent contractors, consultants, agents, employees, officers or directors of the Company or any of its Subsidiaries.

“Permitted Liens” shall mean (i) statutory Liens for Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith in appropriate proceedings, (ii) inchoate mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ and similar Liens (including all statutory Liens and all privileges or equivalent rights recognized by applicable Law) granted in the ordinary course of business, (iii) customary Liens granted in the ordinary course of business to any guild or other Person in connection with the production of Films, (iv) Liens securing debt reflected as secured debt on the financial statements included or incorporated by reference in the Company Filed SEC Documents so secured as of December 31, 2003, (v) title of the lessor under any capital lease, (vi) such other imperfections in title, rights of usufruct or use or other restrictions and encumbrances that do not materially detract from the value of or materially interfere with the use or Exploitation of the Films or Elements (as currently Exploited by the Company and its Subsidiaries), the Owned Real Estate or the Leased Premises, as the case may be, (vii) Contracts entered into in the ordinary course of business pursuant to which any Person has acquired, established, developed or granted any rights to Exploit any Film, (viii) Liens that constitute the rights of any lessee or licensee under any lease or license with respect to any Film or Elements, (ix) Liens securing indebtedness incurred in the ordinary course of business attributable to “negative pick-ups” (as such term is commonly understood in the U.S. entertainment industry) or sale and leaseback transactions, (x) Liens created under or in connection with, or otherwise permitted under, the Company Credit Agreement and (xi) any right in, or right to receive, money or other consideration in respect of, or relating in any way to any Film or Elements which consideration is based on the Exploitation of any such asset, however measured and which was granted in return for talent or other personal services rendered or third party rights utilized in connection with such Film or Elements or the development, financing or production thereof.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entities.

“Principal Stockholders” shall have the meaning set forth in the Recitals hereto.

“Proposed Settlement” shall have the meaning set forth in Section 6.9.

“Providence” shall have the meaning set forth in the Recitals hereto.

“Providence Equity Commitment Letter” shall have the meaning set forth in the Recitals hereto.

“Providence Letter of Credit” shall have the meaning set forth in the Recitals hereto.

“Proxy Statement” shall have the meaning set forth in Section 6.3(b).

“Release” shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

“Representatives” shall have the meaning set forth in Section 6.2(a).

“Retention Bonus Plan” shall have the meaning set forth in Section 6.13(e).

“Rodeo” shall have the meaning set forth in the Recitals hereto.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.14(c).

“SEC” shall mean the United States Securities and Exchange Commission.

“SCA” shall have the meaning set forth in the Recitals hereto.

“SCA Equity Commitment Letter” shall have the meaning set forth in the Recitals hereto.

“Scheduled Plans” shall have the meaning set forth in Section 4.9(a).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separate Account” shall have the meaning set forth in Section 6.16(a)

“Side Agreement” shall mean the agreement, dated as of the date hereof, by and among Newco, Providence Equity Partners Inc., Texas Pacific Group, DLJ Merchant Banking Partners, Sony Pictures Entertainment Inc., Comcast Studio Investments, Inc. and the Company.

“Significant Unproduced Properties” means those Development Projects with respect to which, as of the date of this Agreement (or, with respect to the Closing, the Closing Date): (i) are in active development (or, if not in active development, development has commenced within two (2) years prior to the date of this Agreement) and have not been abandoned as of the date of this Agreement; (ii) the Company and/or its Subsidiaries owns or controls rights in such materials and is developing them for possible production as a Theatrical Motion Picture or as direct-to-video/DVD or made-for-television programming, or such materials are being developed by a Third Party for possible production as a Theatrical Motion Picture or as direct-to-video/DVD or made-for-television programming and the Company or one or more of its Subsidiaries has the right or obligation to finance (in whole or in part) and/or acquire any Exploitation rights in such Development Projects, Theatrical Motion Picture, direct-to-video/DVD or made-for-television programming; (iii) pre-production has not been commenced; and (iv) an amount in excess of $1 million has been expended and/or committed by the Company and/or its Subsidiaries in respect of development and/or production costs.

“Specified Actions” shall have the meaning set forth in Section 6.6(b).

“Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and has the power to direct the policies management and affairs thereof.

“Substitute Financing” shall have the meaning set forth in Section 6.6(f).

“Superior Proposal” shall mean a bona fide written Takeover Proposal (with all of the provisions in the definition of Takeover Proposal adjusted to increase the percentage of outstanding shares of capital stock, other securities, assets, properties and other rights to be acquired or disposed of to one hundred percent (100%)) that was not solicited by, or the result of any solicitation by the Company or any of its Subsidiaries or by any of their respective officers, directors, Affiliates, investment banks, accountants, financial advisors or other representatives or agents, in violation of Section 6.2, which the Company’s Board of Directors determines in good faith (after consultation with its financial advisors) to be (i) reasonably likely to be consummated and (ii) superior to the stockholders of the Company as compared to the transactions provided for herein and any alternative proposed in writing by Newco in accordance with Section 6.2 hereof, taking into account, among other things, the Person making such Takeover Proposal and all legal, financial, regulatory, fiduciary and other aspects of this Agreement and such Takeover Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition and any revisions made or proposed in writing by Newco prior to the time of determination.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Takeover Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition after the date hereof of twenty percent (20%) or more of the outstanding shares of capital stock or twenty percent (20%) or more of the aggregate outstanding Voting Securities of the Company by any Third Party, (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction which would result in any Third Party acquiring twenty percent (20%) or more of the fair market value of the assets (including capital stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, (iii) any other transaction which would, directly or indirectly, result in a Third Party acquiring twenty percent (20%) or more of the fair market value of the assets (including rights and capital stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise), (iv) a merger, consolidation, business combination, reorganization, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries which would result in any Third Party (other than the Principal Stockholders) or the shareholders of such Third Party (other than the Principal Stockholders) owning twenty percent (20%) or more of the outstanding shares of capital stock or twenty percent (20%) or more of any other voting securities of the Company or any resulting parent entity; provided, that in the case of a transaction involving solely the

Subsidiaries of the Company, such Subsidiaries constitute twenty percent (20%) or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole or (v) any combination of the foregoing.

“Tax Return” shall mean any report, return, election, notice, declaration, information statement or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Taxing authority in connection with any Tax (including estimated Taxes), and shall include any amendment to any of the foregoing.

“Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year (or other period, in the case of a Tax imposed with respect to such other period; for example, a quarter) with respect to which any Tax may be imposed under any applicable Law.

“Taxes” shall mean any and all federal, state, local and foreign taxes, assessments, duties, impositions and levies including taxes that are based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, alternative or add-on minimum, severance, capital stock, premium, registration, transfer, gains, franchise, withholding, payroll, recapture, employment, excise, estimated, unemployment, insurance, social security, business license, occupation, business organization, stamp, environmental and property taxes, together with all interest, penalties and additions imposed with respect to such amounts. For purposes of this Agreement, “Taxes” also includes any obligations under any agreements or arrangements with any Person with respect to the liability for, or sharing of, Taxes (including pursuant to Treasury Regulations Section 1.1502-6 or comparable provisions of state, local or foreign tax Law) and including any liability for Taxes as a transferee or successor, by Contract or otherwise.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(ii).

“Termination Fee” shall have the meaning set forth in Section 8.4(a).

“Theatrical Motion Picture” shall mean any feature length motion picture intended for initial exhibition in motion picture theatres.

“Third Party” shall mean any Person or group other than Newco and the Equity Investors.

“TPG” shall have the meaning set forth in the Recitals hereto.

“TPG Equity Commitment Letter” shall have the meaning set forth in the Recitals hereto.

“TPG Letter of Credit” shall have the meaning set forth in the Recitals hereto.

“Tracinda” shall have the meaning set forth in the Recitals hereto.

“Transactions” shall mean the Acquisition Financing and other agreements and arrangements between and among the Equity Investors and Newco in effect on the date hereof or entered into after the date hereof in compliance with the last sentence of Section 6.6(b) of this Agreement and to be in effect upon the consummation of the Merger.

“Voting and Support Agreement” shall have the meaning set forth in the Recitals hereto.

“Voting Securities” means capital stock of the Company having the power to vote, or act by written consent, with respect to matters on which the stockholders are entitled to vote.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Welfare Plan” shall mean “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) maintained, or contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former independent contractors, consultants, agents, employees, officers or directors of the Company or any of its Subsidiaries.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco shall be merged with and into the Company in accordance with the DGCL and the terms of this Agreement (the “Merger”), whereupon the separate corporate existence of Newco shall cease, and the Company shall be the surviving corporation of the Merger (the Company, as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation”).

Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a full trading day on the NYSE (a) at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019 at 10:00 a.m., New York City time, no later than the second Business Day following the satisfaction of the conditions set forth in Article VII of this Agreement (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the party or parties for whose benefit such conditions exist and (ii) any such conditions which, by their terms, are not capable of being satisfied until the Closing Date, but subject to the satisfaction of such conditions as of the Closing) or (b) at such other place, time and/or date as the parties hereto may otherwise agree. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.3 Effective Time. If all of the conditions to the Merger set forth in Article VII of this Agreement have been fulfilled or waived and this Agreement shall not have been terminated as provided in Article VIII of this Agreement, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) to be properly executed and filed in accordance with the DGCL and the terms of this Agreement on the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such other time as is specified by the parties hereto as the effective time in the Certificate of Merger (the “Effective Time”). The Merger shall have the effects set forth in the applicable provisions of the DGCL.

Section 2.4 Certificate of Incorporation and By-Laws.

(a) The Certificate of Merger shall provide that, at the Effective Time, the certificate of incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall, subject to the second sentence of this Section 2.4(a), be amended as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the certificate of incorporation of Newco, except for Article I thereof, which shall read “The name of the corporation is Metro-Goldwyn-Mayer Inc.” Prior to the Closing Date, Newco shall amend its certificate of incorporation to include the provisions required by Section 6.8(a), and the certificate of incorporation of the Surviving Corporation shall include the provisions required by Section 6.8(a).

(b) The by-laws of Newco, as in effect immediately prior to the Effective Time, shall, subject to the second sentence of this Section 2.4(b), be the initial by-laws of the Surviving Corporation. Prior to the Closing Date, Newco shall amend its by-laws to include the provisions required by Section 6.8(a), and the by-laws of the Surviving Corporation shall include the provisions required by Section 6.8(a).

Section 2.5 Directors and Officers.

(a) The directors of Newco immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of Newco immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OR

CANCELLATION OF SHARES IN THE MERGER

Section 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Newco, or the Company or their respective stockholders:

(a) Capital Stock of Newco. Each issued and outstanding share of (i) Class A common stock of Newco shall be converted into and become one fully paid and nonassessable share of Class A common stock, par value $0.01 per share, of the Surviving Corporation, (ii) Class B common stock of Newco shall be converted into and become one fully paid and nonassessable share of Class B common stock, par value $0.01 per share, of the Surviving Corporation, (iii) 10% Junior Preferred Stock, par value $1,000 per share, of Newco shall be converted into and become one fully paid and nonassessable share of 10% Junior Preferred Stock, par value $1,000 per share, of the Surviving Corporation and (iv) 14% Senior Preferred Stock, par value $1,000 per share, of Newco shall be converted into and become one fully paid and nonassessable share of 14% Senior Preferred Stock, par value $1,000 per share, of the Surviving Corporation.

(b) Treasury Stock and Newco Owned Stock. Each Company Share owned by Newco or held in the treasury of the Company immediately prior to the Effective Time shall be automatically cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto. For the avoidance of doubt, any Company Shares held in the Metro-Goldwyn-Mayer Inc. Deferred Compensation Plan or that otherwise relate to or are issuable under any employee benefit plan, program or arrangement for the benefit of current or former employees, officers, directors or consultants of the Company or any of its Subsidiaries shall not be cancelled pursuant to this Section 3.1(b) and shall be converted into the right to receive Merger Consideration pursuant to Section 3.1(c).

(c) Conversion of Company Shares. Each issued and outstanding Company Share (other than any Company Share to be cancelled in accordance with Section 3.1(b) of this Agreement and any Dissenting Shares) shall automatically be converted into the right to receive an amount in cash equal to $12.00, without interest (the “Merger Consideration”). All Company Shares converted into the right to receive the Merger Consideration pursuant to this Section 3.1(c) shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented Company Shares (a “Company Certificate”) shall thereafter cease to have any rights with respect to such Company Shares, except the right to receive the Merger Consideration to be issued in consideration therefor upon the surrender of such Company Certificate.

(d) Adjustments. If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, stock dividend, subdivision, combination or exchange of shares with respect to, or rights issued in respect of, Company Shares, the Merger Consideration shall be adjusted accordingly, without duplication, to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

(e) Dissenting Company Shares. Company Shares that have not been voted for adoption of this Agreement and with respect to which appraisal shall have been properly demanded in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares withdraws such holder’s demand for appraisal (in accordance with Section 262(k) of the DGCL) or becomes ineligible for such appraisal, but rather, the holder of the Dissenting Shares shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. If a holder of Dissenting Shares shall withdraw (in accordance with Section 262(k) of the DGCL) the demand for such appraisal or shall become ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, each of such holder’s Dissenting Shares shall cease to be a Dissenting Share and shall be converted into and represent the right to receive the Merger Consideration. The Company shall give Newco prompt written notice of any written demands received by the Company for appraisal of Company Shares and Newco shall have the right to participate at its own expense in all negotiations and proceedings with respect to such demands. The Company shall not make any payments with respect to, or compromise or settle any demand for, appraisal without the prior written consent of Newco.

Section 3.2 Exchange of Company Certificates.

(a) As soon as reasonably practicable, but no later than the Effective Time, Newco shall deposit or cause to be deposited, with a bank or trust company selected by Newco and reasonably acceptable to the Company (the “Paying Agent”) for exchange and payment in accordance with this Article III, an amount in cash sufficient to deliver the aggregate Merger Consideration in exchange for the Company Certificates.

(b) As of or promptly following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Company Certificates (other than Company Certificates representing Dissenting Shares) that has not previously surrendered his, her or its Company Certificates, (i) a letter of transmittal in customary form with such other customary provisions as Newco may reasonably specify (the “Letter of Transmittal”), that shall specify that delivery shall be effected, and risk of loss and title to Company Certificates shall pass, only upon proper delivery of Company Certificates to the Paying Agent and (ii) instructions for use in effecting the surrender of Company Certificates in exchange for the Merger Consideration (which instructions shall provide that at the election of the surrendering holder, Company Certificates may be surrendered, and the Merger Consideration in exchange therefor collected, by hand delivery). Upon surrender of a Company Certificate for cancellation to the Paying Agent, together with a Letter of Transmittal properly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the Company Shares previously represented by such Company Certificate shall have been converted pursuant to Section 3.1 and any Company Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall promptly accept such Company Certificate upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall accrue on the Merger Consideration payable upon the surrender of any Company Certificate for the benefit of, or be paid to, the holders of Company Certificates.

(c) All Merger Consideration delivered upon the surrender of Company Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Shares theretofore represented by such Company Certificates. Until surrendered as contemplated by this Section 3.2, each Company Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which Company Shares theretofore represented by such Company Certificate shall have been converted pursuant to this Article III. No interest will be paid or will accrue on the cash payable upon the surrender of any Company Certificate.

(d) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(e) If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond or other surety in such customary amount as the Paying Agent may reasonably direct as indemnity against any claim that may be made with respect to such Company Certificate and subject to such other reasonable and customary conditions as the Paying Agent may impose, the Paying Agent shall deliver in exchange for such Company Certificate the Merger Consideration into which Company Shares theretofore represented by such Company Certificate shall have been converted pursuant to this Article III.

(f) If any payment under this Article III is to be made to a Person other than the Person in whose name any Company Certificate surrendered in exchange therefor is registered, it shall be a condition of payment that the Company Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of Company Certificate surrendered or such Person shall establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable.

(g) The Paying Agent shall invest any funds held by it for purposes of this Section 3.2 as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

(h) Newco, the Company or the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the holders of Company Shares such amounts, if any, as are required to be deducted or withheld under any provision of U.S. federal tax Law, or any provision of state, local or foreign tax Law, with respect to the making of such payment. Amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holders of Company Shares in respect of which such deduction or withholding was made. Nothing contained herein shall require that Newco or any Affiliate thereof make any additional payment to holders of Company Shares as a result of such withholding or deduction.

(i) None of Newco, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the cash that has been made available to the Paying Agent pursuant to this Section 3.2 that remains unclaimed by the holder of any Company Certificate twelve (12) months after the Effective Time, shall be returned to the Surviving Corporation and any such holder who has not exchanged such holder’s Company Certificate prior to such time shall thereafter look only to the Surviving Corporation for any claim for Merger Consideration hereunder.

Section 3.3 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of the Company and Newco, the officers and directors of the Company and Newco are fully authorized in the name of their respective corporations, or otherwise, to take, and they shall take, all such lawful and necessary action, so long as such action is consistent with this Agreement.

Section 3.4 Company Stock Options. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, at the Effective Time, each unexpired and unexercised option or similar right to purchase Company Shares (the “Company Options”) under the Company Stock Incentive Plan, whether or not then exercisable or vested, shall, at the discretion of the Board of Directors of the Company (or, if appropriate, any committee thereof) either (i) become fully exercisable and vested immediately prior to the Effective Time and shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of such cancellation, a payment by the Surviving Corporation in cash (subject to any applicable withholding or other taxes required by applicable Law to be withheld) in an amount (such amounts payable hereunder being referred to as the “Option Consideration”) equal to the product of (A) the total number of Company Shares subject to such Company Option immediately prior to its cancellation and (B) the excess, if any, of the Merger Consideration plus eight dollars ($8.00) over the exercise price per share of such Company Option; provided, that in calculating the Option Consideration, there shall be no addition of eight dollars ($8.00) in the preceding clause (B) with respect to any Company Option (x) with a strike price that was adjusted as a result of the declaration or payment by the Company of the eight dollar ($8.00) per share cash dividend that became payable on May 17, 2004 or (y) that was granted after May 17, 2004 or (ii) solely with respect to options granted to (x) the persons listed on Section 3.4 of the Company Disclosure Schedule and (y) persons whose options are subject to Laws outside the United States become fully exercisable and vested at the Effective Time and be adjusted to entitle the holder upon exercise to receive the Option Consideration, subject to any applicable withholding or other taxes required by applicable Law to be withheld, without paying the exercise price of the Company Option. With respect to any Company Option treated in accordance with clause (ii) of the preceding sentence, the Company shall use commercially reasonable efforts to obtain the consent of the holder of such Company Option to the payment of the Option Consideration as soon as practicable following the Effective Time, provided that the Company may not provide any holder with any consideration to obtain such consent other than as provided in this Section 3.4. As soon as practicable following the Effective Time, the Surviving Corporation shall provide each holder of Company Options which are cancelled pursuant to this Section 3.4 with cash payments equal to the Option Consideration in accordance with the action taken by the Board of Directors of the Company (or, if appropriate, any committee thereof) and any such cancelled Company Options shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration. At the Effective Time, the Company Stock Incentive Plan shall be terminated, except to the extent that it shall continue to apply to Company Options granted prior to the Effective Time and described in clause (ii) of the first sentence of this Section 3.4 (to the extent such Company Options remain outstanding and unexercised following the Effective Time) and no further Company Options shall be granted thereunder.

Section 3.5 Equity Plans. The Company shall take all actions necessary to provide that any right to payment or issuance of Company Shares after the Effective Date under any plan, program or arrangement of the Company shall be converted into the right to receive, as applicable, Merger Consideration or the Option Consideration. Prior to the Closing, the Company shall amend the Metro-Goldwyn-Mayer Inc. Deferred Compensation Plan to provide that participants in such plan shall not have the right to receive any distributions from such plan after the Closing in a form other than cash.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth (i) in the disclosure schedule delivered by the Company to Newco prior to or concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), which Company Disclosure Schedule identifies the Section (or, if applicable, subsection) to which such exception relates (provided that any disclosure in the Company Disclosure Schedule relating to one section or subsection shall also apply to other sections and subsections to the extent that it is reasonably apparent that such disclosure would also apply to or qualify such other sections and subsections), or (ii) in the Company SEC Documents filed prior to the date hereof, the Company represents and warrants to Newco as follows:

Section 4.1 Organization. The Company (i) is a corporation duly incorporated and validly existing and in good standing under the Laws of the State of

Delaware, (ii) has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified and licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification or license necessary, except where the failure to be so qualified or licensed has not had, and would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Newco complete and correct copies of its certificate of incorporation and by-laws and all the amendments thereto, as currently in effect.

Section 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 Company Shares and 25,000,000 shares of preferred stock, $0.01 par value per share, of the Company (“Company Preferred Shares”). As of September 17, 2004, (i) 238,193,195 Company Shares (excluding treasury shares) were issued and outstanding, (ii) 13,767,310 Company Shares were held by the Company in its treasury, (iii) no Company Preferred Shares were issued and outstanding, (iv) 100,000 Company Shares were reserved for issuance under the Company’s 1998 Non-Employee Director Stock Plan, (v) 2,000,000 Company Shares were reserved for issuance under the Company’s Savings Plan, (vi) 1,000,000 Company Shares were reserved for issuance under the Company’s 2000 Employee Incentive Plan and (vii) 36,000,000 Company Shares were reserved for issuance under the Company’s Stock Incentive Plan and Company Options to acquire 27,779,630 Company Shares were outstanding. No shares of capital stock of the Company are owned by any Subsidiary of the Company. None of the Company Shares held by the Company in its treasury were acquired from any current or former Subsidiary of the Company. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above, there are no outstanding (i) shares of capital stock, Debt Securities or other voting securities of or ownership interests in the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock, Debt Securities or voting securities of, or ownership interests in, the Company, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from the Company or any Subsidiary of the Company, or obligations of the Company or any Subsidiary of the Company to issue any capital stock, Debt Securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, Debt Securities, voting securities, or ownership interests in, the Company, or obligations of the Company or any Subsidiary of the Company to grant, extend or enter into any such agreement or commitment or (iv) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of the Company, or to vote or to dispose of any shares of capital stock of the Company. All of the outstanding equity securities of the Company have been offered and issued in compliance with all applicable securities laws, including the Securities Act and “blue sky” laws, except where the failure to be in compliance would not be reasonably expected to cause a Company Material Adverse Effect.

(b) Section 4.2(b) of the Company Disclosure Schedule lists each Company Option outstanding on September 17, 2004, the number of Company Shares issuable thereunder, the vesting schedule, the expiration date and the exercise price thereof. Other than the Company Options, there are no outstanding options issued by the Company or any of its Subsidiaries with respect to any Company Shares. Except as set forth on Section 4.2(b) of the Company Disclosure Schedule, there are no outstanding rights under the Company’s Senior Management Bonus Plan or Company Deferred Compensation Plan that would entitle any person to payment of Company Shares on or prior to Closing. There are no outstanding rights under the Company’s Senior Management Bonus Plan or Company Deferred Compensation Plan that would entitle any person to payment in the form of Company Shares following the Closing.

(c) Except for the Voting and Support Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares of any capital stock of the Company or any of its Subsidiaries. No Contract to which the Company or any of its Subsidiaries is a party grants or imposes on any shares of the capital stock of the Company any right, preference, privilege or transfer restrictions with respect to the transactions contemplated by this Agreement (including any rights of first refusal).

Section 4.3 Subsidiaries.

(a) Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and each Subsidiary of the Company is qualified and licensed to transact business as a foreign corporation, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Newco complete and correct copies of the certificate of incorporation and by-laws (or similar organizational documents) of each Subsidiary, and all the amendments thereto, as currently in effect.

(b) All of the outstanding shares of capital stock or other ownership interests of each Subsidiary of the Company are validly issued, fully paid, nonassessable and free of preemptive or similar rights. All of the outstanding shares of capital stock or other ownership interests of the Company’s Subsidiaries are held, directly or indirectly by the Company, free and clear of all claims, liens, and encumbrances. There are no outstanding (i) shares of capital stock, Debt Securities or voting securities or other ownership interests of any Subsidiary of the Company other than those owned, directly or indirectly, by the Company, (ii) subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale with respect to any shares of capital stock or other ownership interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement or (iii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities or other ownership interests of any Subsidiary of the Company, or to vote or to dispose of any shares of the capital stock or other ownership interests of any Subsidiary of the Company.

(c) Section 4.3(c) of the Company Disclosure Schedule lists (i) each Subsidiary of the Company and (ii) its jurisdiction of incorporation or organization.

(d) Section 4.3(d)(i) of the Company Disclosure Schedule sets forth the name and jurisdiction of each Person that is not a Subsidiary of the Company but in which the Company, directly or indirectly, holds an equity interest (each, a “Company Joint Venture” and collectively, the “Company Joint Ventures”). All of the Company’s interests in the Company Joint Ventures are owned, directly or indirectly, by the Company or by one or more of its Subsidiaries, in each case free and clear of all claims, liens, and encumbrances. Except as set forth in Section 4.3(d)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has a contractual obligation, contingent or otherwise, to fund or participate in the debts of any Company Joint Venture, which as of the date of this Agreement, has not been funded, other than any individual obligation to fund or participate in debts in an amount less than $20 million; provided that such obligations do not exceed $50 million in the aggregate.

(e) Except for the capital stock of its Subsidiaries, and the ownership interests in the Company Joint Ventures, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any entity.

Section 4.4 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding Company Shares (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due execution and delivery hereof by Newco, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

Section 4.5 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) the filing of the Certificate of Merger as contemplated by Article II hereof, (ii) the filings required under the HSR Act and filings required by any other Governmental Entity relating to antitrust, competition, trade or other regulatory matters, (iii) as required to comply with any applicable requirements of the Securities Act, the Exchange Act, the NYSE and state securities and “blue sky” Laws and (iv) such other filings, registrations, notifications, authorizations, permits, consents, approvals or actions, the failure of which to take or obtain would not have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Subject to the adoption of this Agreement by the holders of a majority of the outstanding Company Shares, the execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with, or result in any breach of, any provision of the certificate of incorporation or by-laws of the Company or any similar organizational documents of any of its Subsidiaries, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right (by any party other than the Company or any Subsidiary of the Company) of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets may be bound or (iii) violate any Order or Law applicable to the Company, any of its Subsidiaries or any of their properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery of the Voting and Support Agreement by the Principal Stockholders, the consummation by the Principal Stockholders of the transactions contemplated thereby and the performance by the Principal Stockholders of their obligations thereunder shall not (with or without due notice or lapse of time or both) result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any of its assets, may be bound.

Section 4.6 SEC Reports and Financial Statements.

(a) The Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2001 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). The Company SEC Documents, as of their respective dates or, if amended, as of the date of the last such amendment, (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. No Subsidiary of the Company is required to make any filings with the SEC.

(b) The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents, as of the date filed with the SEC, complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto) and fairly presented, in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments not material in amount), the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for each of the periods then ended. Since January 1, 2001, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such Company financial statements.

(c) The Company has made available to Newco a complete and correct copy of any amendments or modifications, which, as of the date of this Agreement, are required to be filed with the SEC, but have not yet been filed with the SEC, to (i) agreements, documents or other instruments which previously have been filed by the Company with the SEC since January 1, 2001 pursuant to the Exchange Act and (ii) the Company Filed SEC Documents themselves and, reasonably promptly following the execution of any such amendments or modifications, will make available to Newco any such amendments or modifications entered into after the date hereof and so required to be filed. The Company has timely responded to all comment letters of the staff of the SEC relating to the Company Filed SEC Documents (and will timely respond to any comment letters to the staff of the SEC relating to any Company SEC Documents filed after the date hereof, subject to Section 6.3 hereof), and the SEC has not advised the Company that any final responses are inadequate, insufficient or otherwise non-responsive. The Company has made available to Newco true, correct and complete copies of all correspondence with the SEC occurring since January 1, 2001 and prior to the date hereof and will, reasonably promptly following the receipt thereof, make available to Newco any such correspondence sent or received after the date hereof. To the Knowledge of the Company, none of the Company Filed SEC Documents is the subject of ongoing SEC review.

Section 4.7 Absence of Certain Changes or Events. Except for the negotiation (including activities related to due diligence), execution and delivery of this Agreement, or as disclosed in the Company SEC Documents publicly available prior to the date of this Agreement (the “Company Filed SEC Documents”), (a) since December 31, 2003, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, (b) since December 31, 2003, there has not been any event or events that has had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect and (c) since June 30, 2004, neither the Company nor any Subsidiary has taken any action that, if taken after the date hereof would be prohibited by Section 6.1(a), (d), (e), (f), (g), (h), (i), (p) and (u) hereof.

Section 4.8 No Undisclosed Liabilities. Except as and to the extent disclosed in the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and whether or not required to be disclosed, reserved against or otherwise provided for (including any liability for breach of Contract, breach of warranty, torts, infringements, claims or lawsuits) other than (i) liabilities or obligations in the amounts reflected on or reserved against in the Company’s consolidated balance sheet as of June 30, 2004 included in the Company’s financial statements, (ii) liabilities or obligations that would not have, individually or in the aggregate, a Company Material Adverse Effect and (iii) fees and expenses actually incurred by the Company in connection with the transactions contemplated by this Agreement.

Section 4.9 Benefit Plans; Employees and Employment Practices.

(a) Section 4.9 of the Company Disclosure Schedule contains a list of all Benefit Plans (excluding any employment or consulting agreements) (other than (i) any such plan that is maintained for the purpose of complying with any non-U.S. Law or (ii) any immaterial plan that is not subject to ERISA) (the “Scheduled Plans”). With respect to the Scheduled Plans (other than Multiemployer Plans), the Company has delivered or made available to Newco true, complete and correct copies of (i) each such Scheduled Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the three (3) most recent annual reports on Form 5500 filed with the IRS with respect to each such Scheduled Plan (if any such report was required), (iii) the most recent summary plan description and all subsequent summaries of material modifications for each such Scheduled Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Scheduled Plan; (v) the most recent determination letter from the IRS, if any and (vi) the most recent actuarial valuation, if any. Each Benefit Plan (other than a Multiemployer Plan) has, in all material respects, been established, funded, maintained and administered in compliance with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws. There are no material amendments to any Benefit Plan or the establishment of any new Benefit Plan (in both cases, other than a Multiemployer Plan) that have been adopted or approved by the Company or any of its Subsidiaries (and that are not reflected in the documents made available by the Company to Newco prior to the date hereof with respect to such Benefit Plan), and neither the Company nor any of its Subsidiaries has undertaken or committed to make any such amendments or to adopt or approve any new plans.

(b) All Pension Plans (other than Multiemployer Plans) have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the IRS, or a timely application therefor has been filed, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and, to the Knowledge of the Company, no circumstances exist and, to the to the Knowledge of the Company, no events have occurred that could adversely affect the qualification of any Pension Plan or the related trust.

(c) With respect to any plan (other than a Multiemployer Plan) subject to Title IV of ERISA (or Section 302 of ERISA or Section 412 or 4971 of the Code) to which the Company, any of its Subsidiaries or any ERISA Affiliate made, or was required to make, contributions during the past six (6) years: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Pension Plan equals or exceeds the actuarial present value of all accrued benefits under such Pension Plan (whether or not vested, each as determined under the assumptions and valuation method of the latest actuarial valuation of such plan); (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the PBGC have been timely paid in full; (v) no liability or contingent liability (including liability pursuant to Section 4069 of ERISA but excluding premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company or any of its Subsidiaries or ERISA Affiliates; and (vi) the PBGC has not instituted proceedings to terminate any such Pension Plan and, to the Company’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan. With respect to any Multiemployer Plan to which the Company, any of its Subsidiaries or any ERISA Affiliate made, or was required to make, contributions during the past six (6) years: (i) none of the Company, any of its Subsidiaries nor any ERISA Affiliate has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA; (ii) no event has occurred that presents a material risk of a complete or partial withdrawal; (iii) none of the Company, any of its Subsidiaries nor any ERISA Affiliate has any contingent liability under Section 4204 or 4212(c) of ERISA and (iv) none of the Company and its Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor has any reason to believe, that any such plan is in reorganization, has been terminated, is insolvent, or may be reasonably expected to be in reorganization, to be insolvent or to be terminated.

(d) Neither the Company, its Subsidiaries or any ERISA Affiliate has any material liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with coverage or benefits under Benefit Plans other than Pension Plans, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA or any other applicable Law. All material contributions or premiums owed by the Company or any of its Subsidiaries with respect to Benefit Plans under Law, contract or otherwise have been made in full and on a timely basis. To the Knowledge of the Company, no Pension Plan or Welfare Plan or any “fiduciary” or “party-in-interest” (as such terms are respectively defined by Sections 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exemption is not available. There are no pending or, to the Knowledge of the Company, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Benefit Plan (other than Multiemployer Plans), any fiduciary (as defined by Section 3(21) of ERISA) thereto, the Company, any of its Subsidiaries or any employee or administrator thereof in connection with the existence, operation or administration of a Benefit Plan (other than Multiemployer Plans), other than routine claims for benefits. All liabilities with respect to each Foreign Plan have been funded in accordance with the terms of such Foreign Plan and have been properly reflected in the financial statements of the Company and its Subsidiaries.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will (either alone or in conjunction with any other event (which event would not alone have an effect described in the following clauses (i) through (iii)) (i) cause or result in the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, (ii) cause or result in the funding of any Benefit Plan or (iii) cause or result in a limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions provided for herein (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

Section 4.10 Employment/Labor.

(a) Except as set forth in Section 4.10(a)(i) of the Company Disclosure Schedule, as of the date of this Agreement, there is no labor dispute, controversy, arbitration, grievance, strike, slowdown, lockout or work stoppage against the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened which may interfere with the business activities of the Company or any of its Subsidiaries, except where such dispute, controversy, arbitration, grievance, strike, slowdown, lockout or work stoppage would not have, or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 4.10(a)(ii) of the Company Disclosure Schedule and except for any specific labor agreements required by Governmental Entities that are generally applicable to similarly-situated employers, the Company and its Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, work rules or practices (except for those work rules or practices required by Governmental Entities that are generally applicable to similarly-situated employers), or any other labor-related agreements or arrangements with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices

(other than those work rules or practices required by Governmental Entities that are generally applicable to similarly-situated employers), or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or its Subsidiaries are represented by any labor organization with respect to their employment with the Company or its Subsidiaries. No labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of the Company, there are no organizational efforts presently being made involving any of the presently unorganized employees of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any Order relating to employees or employment practices.

(b) The Company and its Subsidiaries are in compliance in all material respects with all Laws and Orders applicable to such entity or the employees or other persons providing services to or on behalf of such entity, as the case may be, relating to the employment of labor, including all such Laws and Orders relating to discrimination, civil rights, immigration, safety and health, workers’ compensation, wages, withholding, hours, employment standards and classification, including the WARN Act, the California WARN Act (California Labor Code Section 1400, et seq.), Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Americans with Disabilities Act, Equal Pay Act, Health Insurance Portability and Accessibility Act, ERISA and Family and Medical Leave Act.

(c) The Company has made a good faith and diligent effort to locate all written personnel manuals, handbooks, policies, rules or procedures applicable to employees of the Company and/or its Subsidiaries, and has listed such located materials in Section 4.10(c) of the Company Disclosure Schedule and provided true and complete copies thereof to Newco.

(d) Section 4.10(d) of the Company Disclosure Schedule contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Company or any of its Subsidiaries (governed by the WARN Act) during the 90-day period prior to the date of this Agreement. Section 4.10(d) of the Company Disclosure Schedule shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.

Section 4.11 Contracts.

(a) All Contracts required to be filed as exhibits to the Company Filed SEC Documents (such Contracts, the “Company Contracts”) have been so filed. Except as disclosed in the Company Filed SEC Documents, neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, any other party, (i) is in violation or breach of or in default under (nor does there exist any condition which together with the passage of time or the giving of notice would result in a violation or breach of, or constitute a default under, or give rise to any right of termination, amendment, cancellation, acceleration or loss of benefits, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under) any Company Contract, or (ii) has otherwise failed to exercise an option under any Company Contract which may adversely impact the Company’s or any of its Subsidiaries’ rights under a Company Contract, in each case, except as would not be reasonably expected to have, either individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any such Company Contract has alleged that the Company or any Subsidiary is in violation or breach of or in default under any such Company Contract or has notified the Company or any Subsidiary of an intention to modify any material terms of or not to renew any such Company Contract. Since December 31, 2003, neither the Company nor any of its Subsidiaries has released or waived any material right under any such Company Contract other than in the ordinary course of business.

(b) Except as disclosed in Section 4.9 (or any subsection thereof) or Section 4.11(b) of the Company Disclosure Schedule or disclosed in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any undischarged written or oral (i) Non-Competition Agreement or (ii) agreement not entered into in the ordinary course of business between the Company and any of its Affiliates other than any Subsidiary of the Company.

Section 4.12 Insurance. The Company has made available to Newco prior to the date of this Agreement copies of all material insurance policies which are owned by the Company or its Subsidiaries or which name the Company or any of its Subsidiaries as an insured (or loss payee), including those which pertain to the Company’s or its Subsidiaries’ assets, employees or operations. All such insurance policies are maintained in full force and effect during the relevant policy periods, are in such amounts and against such losses and risks as are consistent with industry practice in all material respects and all premiums due thereunder have been paid. Neither the Company nor any of its Subsidiaries have received written notice of cancellation of any such insurance policies.

Section 4.13 Litigation. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no suit, claim, action, proceeding, arbitration or investigation pending before any Governmental Entity or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or their respective assets or properties; provided that this clause (i) is not intended to address any suit, claim, action, proceeding, arbitration or investigation of the type described in the clauses (a) and (b) of the second sentence of this Section 4.13, and (ii) neither the Company nor any of its Subsidiaries is subject to any outstanding Order or Orders. As of the date hereof, there is no suit, claim, action, proceeding, arbitration or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, (a) which seeks to, or would be reasonably expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions provided for herein or (b) which seeks damages in connection therewith, and no injunction has been entered or issued with respect to the transactions provided for herein.

Section 4.14 Compliance with Applicable Law.

(a) Each of the Company and its Subsidiaries hold all material permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties (the “Company Permits”). Each of the Company and its Subsidiaries are in compliance, in all material respects, with the terms of the Company Permits. The businesses of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Law, except to the extent any such violations, individually or in the aggregate, would not be reasonably expected to cause a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, nor, to the Company’s Knowledge, has any Governmental Entity indicated an intention to conduct any such investigation or review.

(b) The Company is not an “investment company” under the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the SEC thereunder.

(c) The Company and each of its officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any loans to any executive officer or director of the Company or any of its Subsidiaries. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that all material information relating to the Company, including its consolidated Subsidiaries, is made known on a timely basis to the Company’s principal executive officer and its principal financial officer by others within those entities; and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

Section 4.15 Taxes and Tax Returns.

(a) All income Tax Returns and all other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries for all Taxable Periods (or portions thereof) ending on or before the Closing Date have been or will be timely filed (taking into account any extension of time within which to file). All such Tax Returns (i) were prepared in the manner required by applicable Law and (ii) are true, correct, and complete in all material respects.

(b) True and complete copies of all federal and state income Tax Returns of or including the Company and its Subsidiaries for their respective 1999-2002 tax years have been made available to Newco prior to the date hereof. Since the date of the Company’s last financial statements, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes other than Taxes incurred in the ordinary course of business.

(c) All material Taxes for which the Company or any of its Subsidiaries is or may be liable in respect of Taxable Periods (or portions thereof) ending on or before the Closing Date, whether or not shown (or required to be shown) on a Tax Return, have been timely paid, or in the case of material Taxes not yet due and payable, sufficient reserve for the payment of all such material Taxes (without regard to deferred tax assets and deferred tax liabilities) is provided on the consolidated financial statements of the Company and its Subsidiaries included in the Company Filed SEC Documents.

(d) No deficiencies for income Taxes or other material Taxes have been claimed, proposed or assessed in writing against the Company or any of its Subsidiaries by any Taxing authority in the past five (5) years, and neither the Company nor any of its Subsidiaries has Knowledge of any pending or threatened claim, proposal or assessment against the Company or any of its Subsidiaries for any such deficiency for Taxes. The Company has not received written notice of any pending or threatened audits, investigations or other proceedings relating to any liability of the Company or any of its Subsidiaries in respect of Taxes, and there are no matters under discussion between the Company or any of its Subsidiaries, on the one hand, and any Taxing authority, on the other hand, with respect to income Taxes or other material Taxes. None of the income Tax Returns or other material Tax Returns of the Company or any of its Subsidiaries is currently being, or in the past five (5) years has been, formally examined by the IRS or relevant state, local or foreign Taxing authorities and the Company has not received any examination report from a Taxing authority in the past five (5) years. None of the Company or any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code during the prior five (5) years.

(e) The Company and each of its Subsidiaries has duly and timely withheld, collected, paid and reported to the proper governmental authority all Taxes required to have been withheld, collected, paid or reported.

(f) There are no Liens or other security interests upon any property or assets of the Company or any of its Subsidiaries for Taxes, except for Liens for real and personal property Taxes not yet due and payable.

(g) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency. No power of attorney that is currently in force has been granted by the Company or any of its Subsidiaries with respect to any matters relating to Taxes.

(h) Neither the Company nor any of its Subsidiaries is a party to any Contract, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(j) Neither the Company nor any of its Subsidiaries has any deferred intercompany gain within the meaning of Treasury Regulation Section 1.1502-13 or excess loss account within the meaning of Treasury Regulation Section 1.1502-19.

(k) None of the indebtedness of the Company or any of its Subsidiaries constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code.

(l) The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(n) To the Knowledge of the Company, since October 11, 1996, there has been no ownership change (within the meaning of Section 382(g) of the Code) with respect to the Company.

(o) Neither the Company nor any of its Subsidiaries has joined in filing a consolidated or combined income Tax Return with either of the Principal Stockholders.

Section 4.16 Environmental Matters.

(a) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries is in compliance with all Environmental Laws, which compliance includes the possession by the Company and each of its Subsidiaries of all permits and other governmental authorizations required under any Environmental Laws and compliance with the terms and conditions thereof, (ii) neither the Company nor any of its Subsidiaries has received any communication (written or, to the Company’s Knowledge, oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Laws, and (iii) to the Company’s Knowledge, there are no circumstances that would be reasonably expected to prevent or interfere with such compliance in the future.

(b) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or to the Company’s Knowledge against any person or entity whose liability for any Environmental Claim either the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law for which the Company reasonably expects to incur costs or be held legally liable.

(c) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or threatened Release of any Material of Environmental Concern, that would be reasonably expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim either the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.

(d) The Company has provided to Newco all material assessments, reports, data, results of investigations or audits and other information that is in the possession of the Company or any of its Subsidiaries, regarding environmental matters pertaining to or the environmental condition of the business of the Company or any of its Subsidiaries or the compliance (or noncompliance) by the Company or any of its Subsidiaries with any Environmental Laws.

Section 4.17 State Takeover Statutes. The Board of Directors of the Company has taken all actions required to be taken by it so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the Voting and Support Agreement or to the consummation of the Merger or the other transactions provided for herein or therein. To the Knowledge of the Company, no other “control share acquisition,” “fair price” or other anti-takeover regulations enacted under state Laws in the United States apply to this Agreement, the Voting and Support Agreement or any of the transactions provided for herein and therein.

Section 4.18 Intellectual Property.

(a) Except where the failure would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries own or possess adequate licenses or other valid rights to use all Intellectual Property (including, without limitation, Intellectual Property rights that exist in the Films) used in the conduct of the business of the Company and its Subsidiaries (collectively, the “Company Intellectual Property”). Section 4.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all trademarks, service marks and domain names in which the Company or one of its Subsidiaries purports to have an ownership interest. Such schedule will include the title of the mark or domain name and, in the case of trademarks and service marks, the registration, certificate or issuance number (or application number with respect to pending applications) and the date registered or issued (or filed with respect to pending applications) and the identification of the particular Company or Subsidiary which holds the interest. Neither the Company nor any of its Subsidiaries owns or exclusively licenses any patents.

(b) Except where the failure would not have a Company Material Adverse Effect, the Company and its Subsidiaries take and have taken reasonable measures, consistent with industry practice as of the date of this Agreement, to register, maintain and renew all trademarks, trade names, copyrights and service marks owned by the Company and its Subsidiaries that are included in the Company Intellectual Property.

(c) The Company Intellectual Property and the conduct of the business of the Company and its Subsidiaries as currently conducted do not Infringe any Intellectual Property right of any Person in any way that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no Third Party is Infringing any Company Intellectual Property which would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, except for Infringement arising from unauthorized copying as is commonly of concern to the motion picture and entertainment industry (e.g., piracy and “bootlegging”, peer-to-peer file sharing over the Internet and the like). No legal proceedings are pending or, to the Knowledge of the Company, threatened in writing, that (i) assert that any Company Intellectual Property or any action taken by the Company or any of its Subsidiaries Infringes any Intellectual Property of any Person or that any Company Intellectual Property or any action taken by the Company or any of its Subsidiaries constitutes a libel, slander or other defamation of any Person or (ii) challenge the validity or enforceability of, or the rights of the Company or any of its Subsidiaries in, any Company Intellectual Property.

(d) The consummation of the transactions provided for herein will not adversely affect any right or interest of the Company or any of its Subsidiaries in any Company Intellectual Property in any way which would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.19 Films and Elements.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth a list that is complete and accurate in all material respects of all released Theatrical Motion Pictures, direct to video/DVD and made-for-television programming owned by or licensed to the Company or one of its Subsidiaries and the identification of the particular library of the Company with which such Theatrical Motion Picture is associated.

(b) Except where the failure would not have a Company Material Adverse Effect, the Company and/or one of its Subsidiaries owns, controls or has licensed all rights in and to the Films necessary for the conduct of the business of the Company and its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has, as of the date of this Agreement, any material executory contractual obligations to any Third Party relating to the distribution of any minimum number of prints, minimum advertising spend and/or minimum screen release obligations (i.e. minimum number of screens or markets) for any Theatrical Motion Picture that has not been released but for which principal photography has commenced or that has been completed.

(d) The Company has made available to Newco correct and complete copies of (i) the schedule maintained by the Company in the ordinary course of business (the “Abend Schedule”) setting forth the United States copyright termination rights, if any, that to the Company’s Knowledge are applicable to the titles in the historic “UA Library” (and as compiled on an ad hoc basis, certain titles in the libraries acquired from Polygram and Orion), pursuant to 17 U.S.C. § 203 as construed by Stewart v. Abend, 495 U.S. 207 (1990) (collectively, the “Abend Laws”), and (ii) the Abend Binders. As of the date hereof, except as set forth in the Abend Schedule, the Abend Binders, or the Company Disclosure Schedule, and except with respect to reversions or claims of reversion that have been resolved prior to June 30, 2004 by settlement, reacquisition of rights by the Company, non-renewal or loss of rights, defeat or abandonment of the claimed reversion or expiration of the reversion right, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received, or will receive subsequent to the date of this Agreement, any notice from any Third Party purporting to terminate pursuant to the Abend Laws or 17 U.S.C. § 304 any grant of copyright material to the conduct of the business of the Company and its Subsidiaries as a whole.

(e) The Company has delivered to Newco a list that is complete and accurate in all material respects, setting forth all locations where any Elements set forth in subsections (i), (ii), (iii) and (iv) of the definition of Elements that the Company or its Subsidiaries own or have access to are maintained. To the extent such locations are owned or controlled by a Third Party, the Company or its Subsidiaries have access to the

Elements at such locations. With respect to each Library Film, the Elements owned or controlled by the Company and its Subsidiaries are free and clear of all Liens other than Permitted Liens, customary laboratory pledge agreements and rights of access by Third Parties having contractual rights of access thereto except where such Liens or Third Party rights of access would not be reasonably expected to have a Company Material Adverse Effect.

(f) Section 4.19(f) of the Company Disclosure Schedule sets forth as of the date of this Agreement (or, with respect to the Closing, as of the Closing Date) (i) a list of all Theatrical Motion Pictures, direct-to-video/DVD and made-for-television programming that have not been released and for which principal photography or post-production has commenced, which are being (or are to be) produced by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries have “green lit” or committed (or have the right) to finance, in whole or in part, or acquire any ownership interest, distribution rights or other rights from a Third Party (collectively, the “Films In Progress”), together with a summary of the following with respect to each such Film In Progress: (A) a budget and production schedule, if available, (B) all material costs and expenses paid by the Company or such Subsidiary, (C) all remaining material amounts that the Company or such Subsidiary is obligated to pay (including a list of print and advertising and release commitments, if any), and (D) the names of “above-the-line” talent attached to each such Film In Progress and the fixed and contingent compensation payable to each such Person, if known; and (ii) a list of Significant Unproduced Properties, together with a summary of the following with respect to each such Significant Unproduced Property: (A) all material costs and expenses paid by the Company or its Subsidiaries, (B) all remaining material amounts that the Company or such Subsidiary is obligated to pay (including a list of print and advertising and release commitments, if any), (C) to the Company’s Knowledge, any applicable option period expiration dates, reversion dates or other applicable dates when any material rights may become unavailable for use by the Company or its Subsidiaries in connection with the possible production of such Significant Unproduced Property, and (D) the names of “above-the-line” talent attached to each such Significant Unproduced Property and the fixed and contingent compensation payable to each such Person, if known.

(g) No Third Party has any put right or other right, which, if exercised would require the Company or any of its Subsidiaries to produce, finance in whole or in part, acquire any rights in or to, or “green light” any Theatrical Motion Picture or direct-to-video/DVD or made-for-television programming that has not yet commenced principal photography.

Section 4.20 Opinion of Financial Advisor. The Company has received the opinions of Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, each dated the date of this Agreement, to the effect that, as of the date of this Agreement the Merger Consideration is fair, from a financial point of view, to the holders of Company Shares (other than the Principal Stockholders and their principal stockholder). Complete and correct copies of such signed opinions will be delivered to Newco simultaneously with the execution of this Agreement.

Section 4.21 Board Approval. On or prior to the date of this Agreement, the Board of Directors of the Company has, by unanimous vote of all directors voting on the matter, (i) determined that this Agreement, the Voting and Support Agreement and the transactions provided for herein and therein, including the Merger, are fair to and in the best interests of the Company and the holders of Company Shares and (ii) adopted resolutions (A) approving this Agreement and the Voting and Support Agreement, (B) declaring this Agreement and the Merger advisable and in the best interests of the Company and the holders of the Company Shares and (C) recommending to the holders of Company Shares that they vote in favor of adopting this Agreement in accordance with the terms hereof.

Section 4.22 Voting Requirements. The affirmative vote of holders of a majority of the outstanding Company Shares at a meeting of the holders of Company Shares (the “Company Stockholder Meeting”) or any adjournment or postponement thereof to adopt this Agreement is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the transactions provided for herein.

Section 4.23 Brokers and Finders; Transaction Expenses. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., Banc of America Securities LLC and Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by the Company (as reflected in the agreements between each such firm and the Company, copies of which have been delivered to Newco), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 4.23 of the Company Disclosure Schedule sets forth (i) the transaction fees and expenses incurred by the Company as of the date hereof and (ii) all transaction fees and expenses that, as of the date hereof, the Company is obligated to pay upon consummation of the transaction contemplated hereby.

Section 4.24 Proxy Statement. None of the information supplied or to be supplied by the Company or any of its Affiliates, directors, officers, employees, agents or representatives for inclusion or incorporation by reference in, and which is included or incorporated by reference in, the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions provided for herein, will, at the respective times such documents are filed, at the time of mailing of the Proxy Statement (or any amendment thereof or supplement thereto) to the holders of Company Shares or as of the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading (it being understood that receiving and responding to comments from the SEC on the Proxy Statement will not, in and of itself, constitute an admission that anything contained in the Proxy Statement did not meet the requirements of this Section 4.24). If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, should be discovered by the Company which, pursuant to the Exchange Act, should be set forth in an amendment or supplement to the Proxy Statement or such other document filed with the SEC in connection with the transactions provided for herein, the Company shall promptly notify Newco in writing. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Newco or the Equity Investors for inclusion or incorporation by reference in the Proxy Statement or any such other document filed with the SEC in connection with the transactions provided for herein.

Section 4.25 Real Estate.

Neither the Company nor any of its Subsidiaries owns any real estate, other than the premises identified in Section 4.25 of the Company Disclosure Schedule (the “Owned Real Estate”). Neither the Company nor any of its Subsidiaries leases any real estate material to the Company and its Subsidiaries other than the premises identified in Section 4.25 of the Company Disclosure Schedule as being so leased (the “Leased Premises”). The Leased Premises are leased to the Company or its Subsidiaries, pursuant to written leases, true, correct and complete copies, including all amendments thereto, of which have been made available to Newco. The Company or its Subsidiaries have fee simple title to its Owned Real Estate and valid leasehold interests in the Leased Premises, in each case, free and clear of all Liens, other than Permitted Liens. Except for matters that would not, individually or in the aggregate have a Company Material Adverse Effect, to the Company’s Knowledge the Owned Real Estate and Leased Premises and the business conducted thereon comply in all material respects with the terms of the applicable leases and applicable Laws. To the Company’s Knowledge, the leases of the Leased Premises are in full force and effect. Neither the Company nor any of its Subsidiaries is in material default under any of the leases of the Leased Premises, and to the Company’s Knowledge, there is no material default by any of the landlords thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NEWCO

Except as set forth in the disclosure schedule delivered by Newco to the Company prior to or concurrently with the execution of this Agreement (the “Newco Disclosure Schedule”), which Newco Disclosure Schedule identifies the section to which such exception relates (provided that any disclosure in the Newco Disclosure Schedule relating to one section or subsection shall also apply to other sections and subsections to the extent that it is reasonably apparent that such disclosure would also apply to or qualify such other sections and subsections), Newco represents and warrants to the Company as follows:

Section 5.1 Organization. Newco (i) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (ii) has all corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified and licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or licensed has not had or would not be reasonably expected to have, individually or in the aggregate, a Newco Material Adverse Effect. Newco has made available to the Company complete and correct copies of its certificate of incorporation and by-laws and all amendments thereto, as currently in effect.

Section 5.2 Authority. Newco has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions provided for in this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions provided for in this Agreement have been duly authorized by all necessary corporate action on the part of Newco and no other corporate proceedings on the part of Newco are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by Newco and, assuming the due execution and delivery hereof by the Company, this Agreement constitutes a valid and binding obligation of Newco enforceable against Newco in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 5.3 Consents and Approvals; No Violations.

(a) The execution, delivery and performance by Newco of this Agreement does not, and the consummation by Newco of the transactions contemplated by this Agreement will not, require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) the filing of the Certificate of Merger as contemplated by Article II hereof, (ii) the filings required under the HSR Act and filings required by any other Governmental Entity relating to antitrust, competition, trade or other regulatory matters, (iii) as required to comply with any applicable requirements of the Securities Act, the Exchange Act and state securities and “blue sky” Laws and (iv) such other filings, registrations, notifications, authorizations, permits, consents, approvals or actions, the failure of which to take or obtain would not have or be reasonably expected to have, individually or in the aggregate, a Newco Material Adverse Effect.

(b) The execution, delivery and performance by Newco of this Agreement does not, and the consummation by Newco of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any breach of, any provision of the certificate of incorporation or by-laws of Newco, (ii) violate, or result in, a breach of, constitute a default under (with or without due notice or lapse of time or both), or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Newco under, any of the terms, conditions or provisions of any Contract to which Newco is a party or by which any of its properties or assets may be bound or (iii) violate any Order or Law applicable to Newco or any of its properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not be reasonably expected to have, either individually or in the aggregate, a Newco Material Adverse Effect.

Section 5.4 Brokers and Finders. No broker, investment banker, financial advisor or other Person, other than as set forth in Section 5.4 of the Newco Disclosure Schedule, the fees and expenses of which will be paid by Newco, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Newco.

Section 5.5 Information Supplied. None of the information supplied or to be supplied by Newco or the Equity Investors or any of their respective Affiliates, directors, officers, employees, agents or representatives for inclusion or incorporation by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the transactions provided for herein, will, at the respective times such documents are filed, at the time of mailing of the Proxy Statement (or any amendment thereof or supplement thereto) to the holders of Company Shares or as of the time of the Company Stockholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication (it being understood that receiving and responding to comments from the SEC on the Proxy Statement will not, in and of itself, constitute an admission that anything contained in the Proxy Statement did not meet the requirements of this Section 5.5). If, at any time prior to the Effective Time, any event or circumstance relating to Newco, the Equity Investors or their respective Affiliates, or any of their respective officers or directors, should be discovered by Newco which, pursuant to the Exchange Act, should be set forth in an amendment or supplement to the Proxy Statement, or such other document filed with the SEC in connection with the transactions provided for herein, Newco shall promptly notify the Company in writing. Notwithstanding the foregoing, Newco makes no representation or warranty with respect to any information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement or any such other document filed with the SEC in connection with the transactions provided for herein.

Section 5.6 Financing. Newco has delivered to the Company (i) true, correct and complete signed counterpart(s) of (i) the commitment letter(s), dated as of the date hereof, pursuant to which the lenders party thereto have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided, debt financing in connection with the transactions provided for herein and revolving credit to Newco (the “Commitment Letters” and, together with the Equity Commitment Letters, the “Commitments”) and (ii) the Equity Commitment Letters. The Commitments and the Letters of Credit have not been amended in a manner that would be prohibited by Section 6.6(f) of this Agreement and are, to the Knowledge of Newco, in full force and effect. The Commitments and the Letters of Credit are subject to no contingencies or conditions other than those set forth in the copies of the Commitments and the Letters of Credit delivered to the Company. Subject to the terms and conditions of the Commitments, and subject to the terms and conditions of this Agreement, the Commitments would provide Newco with Acquisition Financing at the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement. Nothing contained in this Agreement shall, subject to the requirements of the last sentence of Section 6.6(b), prohibit Newco or the Equity Investors from entering into agreements relating to the financing or the operation of Newco or the Surviving Corporation including adding other equity providers or operating partners, provided that the aggregate amount of the Equity Commitment Letters shall not be reduced in any way.

Section 5.7 Interim Operations of Newco. Newco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and entering into agreements with the Equity Investors relating to the operation of the Surviving Corporation following consummation of the Merger. Newco has not owned, operated or conducted and, prior to the Effective Time, will not own, operate or conduct any businesses or activities other than in connection with its organization, the negotiation and execution of this Agreement and the Agreements with and among the Equity Investors and the consummation of the transactions contemplated hereby and thereby.

Section 5.8 Ownership of Company Shares. None of Newco (either individually or together with the Equity Investors) or any Equity Investor (either individually or together with Newco and the other Equity Investors) is, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.9 Board Approval. On or prior to the date of this Agreement, the Board of Directors of Newco has (i) determined that this Agreement and the transactions provided for herein, including the Merger, are fair to and in the best interests of Newco and the stockholders of Newco and (ii) adopted resolutions (A) approving this Agreement, (B) declaring this Agreement and the Merger advisable and (C) recommending to the stockholders of Newco that they vote in favor of adopting this Agreement in accordance with the terms hereof. This Agreement has been adopted by the unanimous vote of the stockholders of Newco and no other vote or action on the part of the stockholders of Newco is necessary in connection with this Agreement, the Merger or other transactions provided for herein.

Section 5.10 Solvency. At the Effective Time, the Surviving Corporation and each of its Subsidiaries, after taking into account consummation of the Merger, the transactions contemplated by the Commitments (and any Substitute Financing) and the way Newco intends that the businesses of the Company and its Subsidiaries be operated after the Effective Time (including any agreements or arrangements by and among Newco and the Equity Investors), (a) will be able to pay its debts, including its stated and contingent liabilities as they mature, (b) will not have unreasonably small capital for the business in which it is and will be engaged and (c) will be solvent.

ARTICLE VI

COVENANTS

Section 6.1 Covenants of the Company. From the date hereof until the Effective Time, except as set forth in the Company Disclosure Schedule, as required by applicable Law or as required by this Agreement or as consented to in writing by Newco (such consent not to be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to (i) conduct its business in the ordinary course substantially in the same manner as heretofore conducted, (ii) use reasonable efforts to preserve intact its business organizations and (iii) use reasonable efforts to keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, business partners, distributors and others having business dealings with the Company and its Subsidiaries. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule, as required by applicable Law, as required by this Agreement or as consented to in writing by Newco (such consent not to be unreasonably withheld or delayed), from the date hereof until the Effective Time:

(a) Dividends; Changes in Stock. The Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (i) declare or pay any dividends on, or make other distributions in respect of any of, its capital stock (except for dividends by a wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed in the Company Disclosure Schedule, (iii) repurchase, redeem or otherwise acquire, or modify or amend, any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except, in the case of clause (iii), for repurchases of shares of capital stock of the Company or its Subsidiaries upon termination of employment pursuant to employee severance, retention, termination, change of control or similar agreements in effect as of the date hereof and set forth on Section 6.1(a) of the Company Disclosure Schedule.

(b) Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than pursuant to the exercise of Company Options outstanding on the date hereof or as otherwise described in Section 6.1(b) of the Company Disclosure Schedule).

(c) Governing Documents. Except to the extent reasonably necessary to comply with its obligations hereunder, the Company shall not, and shall not permit any of its Subsidiaries to, amend or propose to amend its certificate of incorporation or by-laws or similar organizational or governance documents.

(d) No Acquisitions. The Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding acquisitions that, in the aggregate, have a purchase price of less than $15 million); provided that, subject to the provisions of Sections 6.1 (f) - (h), such limitations shall not prohibit or restrict the ability of the Company or any of its Subsidiaries from entering into any Contract with writers, directors, producers, performers, actors, artists, musicians, animators, voice talent, cinematographers, camera persons, financiers, exhibitors, distributors and other parties relating to the development, preparation, production, acquisition, disposition or Exploitation of Films in the ordinary course of business.

(e) No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, or otherwise agree to, sell, lease, license, mortgage, pledge, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company) excluding the disposition of assets that in the aggregate have a purchase price of less than $15 million; provided that, subject to the provisions of Sections 6.1 (f) - (h), such limitations shall not prohibit or restrict the ability of the Company or any of its Subsidiaries from entering into any Contract with writers, directors, producers, performers, actors, artists, musicians, animators, voice talent, cinematographers, camera persons, financiers, exhibitors, distributors and other parties relating to the development, preparation, production, acquisition, disposition or Exploitation of Films in the ordinary course of business.

(f) New Film and Television Production. The Company shall not, and shall not permit any of its Subsidiaries to, make any New Production Commitment(s) which would cause any of the following parameters to be exceeded: an aggregate investment of the Company and/or its Subsidiaries of more than $60 million in any single motion picture except with respect to pictures derived from the James Bond, Pink Panther and Legally Blonde (but only if it is starring Reese Witherspoon) franchises (each a “Franchise Picture”). With respect to the James Bond franchise there will be no such investment cap, with respect to the Pink Panther franchise, the aggregate investment cap shall be $100 million and with respect to the Legally Blonde franchise (but only if it is starring Reese Witherspoon), the aggregate investment cap shall be $75 million. There shall be an aggregate investment cap on all New Production Commitments, including the Franchise Pictures (but excluding the James Bond franchise), of $200 million. The Company shall not enter into (and shall not permit any of its Subsidiaries to enter into) any “pay or play” or “pay and play” commitments (as such terms are generally understood in the motion picture industry) with any Person other than budgeted amounts in connection with motion pictures which were “green lit” by the Company prior to the date of this Agreement and/or in connection with New Production Commitments which are permitted under this Section 6.1(f). “New Production Commitment” means the “green light,” commitment to or commencement of the production or financing of, or acquisition of any ownership interest or Exploitation rights in or to, any motion picture(s) not already “green lit” (or otherwise committed to or commenced) by the Company prior to the date of this Agreement. The Company shall not, and shall not permit any of its Subsidiaries to, commit to or commence production or financing of, or acquire any ownership interest or Exploitation rights in or to any television programming which would exceed the amount set forth in the Company’s budget for any given year by $50 million.

(g) Development Projects/Term Deals. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any commitment or agreement with respect to any Development Project pursuant to which the Company and/or any of its Subsidiaries would be obligated to pay non-contingent fixed sums in excess of $2.5 million in connection with any individual Development Project (other than a Franchise Picture) or in excess of $25 million in the aggregate in connection with all Development Projects (other than Franchise Pictures) and all “term deals” permitted under this Section 6.1(g). The Company shall not, and shall not permit any of its Subsidiaries to, enter into any “term deal” (as such term is generally understood in the motion picture industry) or other multiple picture development or production agreement with any writer, producer, director, actor or other Person, which would require payment by the Company of non-contingent fixed sums in excess of $2.5 million in connection with any individual “term deal” or which would require the Company to “greenlight” any film.

(h) Exploitation Commitments. The Company shall not, and shall not permit any of its Subsidiaries to, (i) materially amend any existing material distribution agreement, (ii) without first consulting with Newco, enter into any multiple-film license or other Exploitation agreement covering more than 100 Films, or (iii) without first consulting with Newco, enter into any multiple-film license or other Exploitation agreement (in each case, where the Company is granting rights to Films to another party (rather than being obtained by the Company from another party)) having a license term or duration longer than seven (7) years; provided, that this Section 6.1 (h)(iii) shall not prevent the Company from entering into any license so long as (a) the license period (the “Window”) for any Film is customary and in the ordinary course of business (but in no event shall such Window exceed five (5) years in duration) and (b) such license does not grant any Person the right to exhibit or distribute (A) any Film which is scheduled for initial theatrical release in the United States after 2005 or (B) any season of television programming scheduled for initial broadcast in the United States after the 2005/2006 United States broadcast season, other than (aa) third-party television programming for which the Company acts as a distributor or for which the Company is contractually obligated as of the date of this Agreement to purchase future seasons or future shows and pay minimum guarantees or other minimum fees in connection with such distribution or obligation and (bb) renewals of broadcast licenses for the 2006/2007 United States broadcast season for Stargate Atlantis, Dead Like Me, Stargate SG-1 and Entrepreneurs, provided such renewals are consistent with the Company’s past practice and in the ordinary course of business and reflective of the success of such shows; or (iv) enter into any Front Loaded Exploitation Agreement. “Front Loaded Exploitation Agreement” shall mean any Exploitation agreement in which the aggregate amount of payments that are not to be made reasonably pro rata over the period of availability of the applicable Films exceeds the greater of (x) 10% of the aggregate amount of all payments under such Exploitation agreement and (y) the aggregate of payments which would be made under such Exploitation agreement over the subsequent twelve months if all payments under such Exploitation agreement were to be made reasonably pro rata.

(i) Investments; Indebtedness. The Company shall not, and shall not permit any of its Subsidiaries to, or otherwise agree to, (i) make, any loans, advances or capital contributions to, or investments in, any other Person, other than (A) in the ordinary course of business up to $25 million in the aggregate or (B) loans or investments by the Company or a wholly owned Subsidiary of the Company to or in any wholly owned Subsidiary of the Company, (ii) incur, assume or modify any indebtedness for borrowed money, other than borrowings to fund operations of the Company, its Subsidiaries and Company Joint Ventures in the ordinary course of business as permitted by the Company Credit Agreement, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the Debt Securities, material indebtedness or other obligations of another Person (other than a guaranty by the Company or one of its Subsidiaries on behalf of the Company or one of its Subsidiaries), (iv) issue or sell any Debt Securities or warrants or other rights to acquire any Debt Securities of the Company or any of its Subsidiaries, (v) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person other than any or the wholly owned Subsidiaries of the Company or (vii) enter into any arrangement having the economic effect of any of the foregoing; provided that, subject to the requirements set forth in Sections 6.1 (f) - (h), the restriction in clauses (i) through (iii) of this Section 6.1(i) shall not prohibit or restrict the ability of the Company or any of its Subsidiaries from entering into any Contract with writers, directors, producers, performers, actors, artists, musicians, animators, voice talent, cinematographers, camera persons, financiers, exhibitors, distributors and other parties relating to the development, preparation, production or Exploitation of Films in the ordinary course of business.

(j) Accounting Matters. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement or as required by a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization), the Company shall not change in its methods of accounting in effect at December 31, 2003, except as required by changes in GAAP or Regulation S-X of the Exchange Act (as required by the Company’s independent public accountants) or as may be required by a change in applicable Law.

(k) Capital Expenditures. The Company shall not, and shall not permit any of its Subsidiaries to, or otherwise agree to, make or agree to make any new capital expenditure or expenditures, or enter into any agreement(s) or arrangement(s) providing for payments for capital expenditures in any calendar year in excess of $5 million individually or $30 million in the aggregate or which is to be paid after September 27, 2005, in each case, other than capital expenditures in the ordinary course of business not in excess of $30 million in the aggregate in any twelve (12) month period; provided that such individual and aggregate limitations shall not prohibit or restrict the ability of the Company or any of its Subsidiaries from entering into any Contract with writers, directors, producers, performers, actors, artists, musicians, animators, voice talent, cinematographers, camera persons, financiers, exhibitors, distributors and other parties relating to the development, preparation, production or Exploitation of Films in the ordinary course of business (it being understood that expenditures related to Film production shall not be considered capital expenditures); provided, further, that the Company and its Subsidiaries may make new capital expenditures in excess of such amounts in furtherance of the Company’s video initiative pertaining to scan-based distribution of home video product so long as such capital expenditures are in accordance with the Company’s business plan in effect on the date hereof and recently revised business initiatives and the liabilities associated with terminating all commitments relating to such video initiatives do not exceed $15 million in the aggregate.

(l) Certain Actions. The Company shall not, and shall ensure that its Subsidiaries shall not, take any action that, or Knowingly omit to take any action where such omission, would be reasonably expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement, or would be reasonably expected to result in a Company Material Adverse Effect.

(m) Discharge of Liabilities. The Company shall not, and shall not permit any of its Subsidiaries to pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent in amount and kind with past practice or in accordance with their terms, of claims, liabilities or obligations (i) disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents, (ii) incurred or which became payable after the date of such financial statements in the ordinary course of business or (iii) set forth in Sections 4.10, 4.13 or 6.1(m) of the Company Disclosure Schedule.

(n) Material Contracts. Except as expressly required or contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, (i)(A) amend, in any material respect, terminate, cancel, extend or request any material change in, or agree to any material change in, or (B) waive, release or assign any material right or claim under, any material Contract or (ii) enter into any Contract, arrangement, commitment, lease or understanding (whether written or oral) material to the business, properties, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that nothing in this clause (n) shall be deemed to limit the ability of the Company or any of its Subsidiaries to engage in, and enter into Contracts in connection with, the development, preparation, production or Exploitation of Films in the ordinary course of business and not in violation of Sections 6.1(f)-(h).

(o) Intellectual Property. The Company shall not, and shall not permit any of its Subsidiaries to do, or agree to do, any of the following: (i) sell, assign, license, mortgage, pledge, sublicense, encumber or impair any Company Intellectual Property except in the ordinary course of business and consistent with Sections 6.1(f) - (h), or for Permitted Liens in place as of the Closing Date or later in place as otherwise authorized under this Agreement, (ii) grant, extend, amend, waive or modify any rights in or to any Company Intellectual Property except in the ordinary course of business and not in violation of Sections 6.1(f) - (h), or (iii) fail to maintain or diligently prosecute the Company’s and its Subsidiaries’ material Intellectual Property registrations and applications for registration, as applicable.

(p) Benefits Changes. The Company shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation or benefits of any director, officer, any other employee, consultant or other service provider (except for such increases that are contractually required or are in the ordinary course of business), (ii)

adopt any new employee benefit plan or any amendment to an existing Benefit Plan other than as required by applicable Law, (iii) enter into or amend any agreement with any director, officer or employee, other than the renewal of contracts which expire in accordance with their terms prior to the Effective Time which may be renewed on substantially the same terms (including any change permitted by clause (i) hereof) for a period of (x) in the case of any such contract without a specified renewal period, not more than two (2) years from the date of such expiration so long as such renewal does not obligate the Company to pay severance benefits greater than the severance benefits that the employee would have last received absent the renewal or (y) in the case of any such contract providing for a minimum renewal period, the minimum renewal period provided for therein, (iv) enter into or amend consulting agreements with any individuals providing non-professional services as independent contractors or consultants to the Company or any of its Subsidiaries providing for payments in the aggregate in excess of $2.5 million, (v) accelerate the payment of compensation or benefits to any director, officer, employee, consultant or other service provider except pursuant to the terms of any agreement existing on the date of this Agreement, (vi) except as otherwise permitted by this Section 6.1(p), enter into or amend any employment, severance, retention, termination, change of control or similar agreement or arrangement with any director, officer, employee, consultant or other service provider of the Company or any of its Subsidiaries, (vii) grant any stock option or other equity or incentive awards to any director, officer, employee, consultant or other service provider or (viii) make any loans to any of its officers, directors, employees, Affiliates, consultants or other service provider or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, other than advances to employees in the ordinary course of business. Notwithstanding the foregoing, the Company may (A) grant or pay retention bonuses pursuant to the Retention Bonus Plan up to an aggregate maximum amount not to exceed $5 million, (B) grant or pay bonuses for calendar year 2004 and pro-rated bonuses for the portion of calendar year 2005 for the period beginning January 1, 2005 through the Closing Date, in each case in accordance with the Performance Measures and Bonus Targets (as such terms are defined in the Incentive Plan) established for the 2004 Performance Period (as such term is defined in the Incentive Plan); provided that the methodology for determining the Performance Goals established for the 2005 Performance Period shall be no more favorable to employees than the methodology for determining the Performance Goals established for the 2004 Performance Period, (C) hire employees to fill the open positions set forth in Section 6.1(p)(C) of the Company Disclosure Schedule, which employees shall be entitled to participate in the Employee Security Plans, (D) hire employees to replace current employees on the payroll of the Company or any of its Subsidiaries prior to the Effective Time, which replacement employees shall be entitled to participate in the Employee Security Plans (provided that there is no increase in the net severance obligation of the Company in the event of a termination of such replacement employee) and (E) hire additional employees in connection with the Company’s new home video initiative in accordance with the business plan for the home video initiative provided to Newco on September 13, 2004 (provided that the aggregate severance obligation in connection with the termination of such employees shall not exceed $5 million).

(q) Compliance with the WARN Act and Similar Laws. The Company shall not, and shall cause each of its Subsidiaries (governed by the WARN Act) not to, at any time within the 90-day period before the Effective Time, without complying fully with the notice and other requirements of the WARN Act, effectuate (1) a “plant closing” (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries; or (2) a “mass layoff” (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries (governed by the WARN Act). Nor shall the Company or any of its Subsidiaries otherwise undertake or implement any termination or lay-off which, as a consequence of the number of employees affected by such termination or lay-off, gives rise to liability under any applicable Laws for the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs. For purposes of the WARN Act and this Agreement, the Effective Time is and shall be the same as the “effective date” within the meaning of the WARN Act.

(r) Personnel Manuals, Handbooks, Policies, Rules and Procedures. As of the Closing Date, the Company shall not have in effect, and shall cause each of its Subsidiaries not to have in effect, any personnel manuals, handbooks, policies, rules and/or procedures applicable to any employees of the Company and/or its Subsidiaries that directly or indirectly impose on the Company and/or its Subsidiaries any obligations that are (individually or in the aggregate) materially greater than those obligations imposed on the Company and/or its Subsidiaries by the written personnel manuals, handbooks, policies, rules and procedures listed in Section 4.10(c) of the Company Disclosure Schedule.

(s) Tax Matters.

(i) The Company shall not, and shall not permit any of its Subsidiaries to, fail to file, on a timely basis, including allowable extensions, with the appropriate Governmental Entities, all income Tax Returns and material other Tax Returns required to be filed on or prior to the Closing Date, or fail to timely pay or remit (or cause to be paid or remitted) any Taxes due in respect of such Tax Returns. All such Tax Returns shall be prepared and filed in a manner consistent with past practice, except as otherwise required by Law.

(ii) Without the written consent of Newco (such consent not to be unreasonably withheld or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, amend any material Tax Returns, make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP, enter into any material closing agreement relating to Taxes, settle any material claim or assessment relating to Taxes or consent to any material claim or audit relating to Taxes or any waiver of the statute of limitations for any such material claim or audit; provided that, in each case, Newco’s consent shall be presumed if the Company provides written notice of its proposed action to Newco and Newco does not respond within fifteen (15) Business Days of receipt of such notice.

(t) Transactions with Affiliates. The Company shall not, and shall not permit its Subsidiaries to, enter into any transaction with the Principal Stockholders or any Affiliate of the Principal Stockholders (other than transactions between or among the Company and its Subsidiaries).

(u) Liquidation, Dissolutions and Mergers. Except as expressly required by this Agreement, including Sections 6.1(d) and 6.2, the Company shall not, and shall not permit its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger).

(v) General. The Company shall not, and shall not permit any of its Subsidiaries to, commit or agree to take any of, the foregoing actions or any action which would result in any representation or warranty of the Company contained in this Agreement which is qualified as to materiality becoming untrue or any representation not so qualified becoming untrue in any material respect as of the date when made or as of any future date.

Section 6.2 No Solicitation.

(a) The Company shall, and shall cause its Affiliates, Subsidiaries and its and each of their respective officers, directors, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any parties (other than Newco, and, in a manner consistent with the consummation of the Merger and the provisions of this Agreement, the Equity Investors and their respective Affiliates) that may be ongoing with respect to, or that are intended by the Company or its Representatives to or would be reasonably expected by the Company or its Representatives to lead to, a Takeover Proposal. The Company shall not, and shall cause its Affiliates, Subsidiaries and its and their respective Representatives not to, (i) directly or indirectly solicit, initiate, propose or take any other action that could be reasonably expected to facilitate any Takeover Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Takeover Proposal (including any letter of intent or agreement in principle), (iii) initiate or participate in any way in any negotiations or discussions regarding a Takeover Proposal, (iv) furnish or disclose to any Third Party any information with respect to, or which would be reasonably expected to lead to, any Takeover Proposal or (v) grant any waiver or release under any standstill or any similar agreement with respect to any class of the Company’s equity securities; provided, however, that at any time prior to obtaining the Company Stockholder Approval, in response to a bona fide written unsolicited Takeover Proposal received after the date hereof that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes, or could be reasonably expected to lead to a Superior

Proposal, and which Takeover Proposal was not, directly or indirectly, the result of a breach of this Section 6.2, the Company may, subject to compliance with Section 6.2(b), (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreements; provided that all such information has previously been made available to Newco or is made available to Newco prior to or concurrently with the time it is made available to such Person and (ii) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

(b) The Board of Directors of the Company has adopted a resolution declaring that this Agreement and the Merger are advisable and in the best interests of the Company and the holders of Company Shares and recommending approval and adoption of this Agreement and the Merger by the holders of Company Shares (the “Company Recommendation”). Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Newco), or publicly propose to withdraw (or modify in a manner adverse to Newco), the Company Recommendation or (B) recommend, adopt or approve, or publicly propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or that is intended to or would be reasonably expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in and as permitted by Section 6.2(a)) (an “Acquisition Agreement”). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company (or any committee thereof) may (x) make a Company Adverse Recommendation Change in response to a Superior Proposal or (y) approve or recommend or allow the Company or a Subsidiary to enter into an Acquisition Agreement with respect to a Superior Proposal, if, in each case, such Board of Directors (or any committee thereof) determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that taking such action is necessary for the members of the Board of Directors of the Company to comply with their fiduciary duties to the holders of Company Shares under applicable Law; provided, however, that (i) no action described in clauses (x) or (y) of this sentence shall be taken until after the fifth (5th) Business Day following Newco’s receipt of written notice (a “Notice of Adverse Recommendation”) from the Company advising Newco that the Board of Directors of the Company (or a committee thereof) intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors or committee (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new five (5) Business Day period) and representing that the Company has complied, in all material respects, with its obligations under this Section

6.2, (ii) during such five (5) Business Day period, the Company shall negotiate with Newco in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and not take any of the actions described in clauses (x) or (y) of this sentence, (iii) the Company shall not take any of the actions described in (x) or (y) of this sentence, if, prior to the expiration of such five (5) Business Day period, Newco makes a proposal in writing to adjust the terms and conditions of this Agreement that the Company’s Board of Directors determines in good faith (after consultation with its financial advisors and taking into account any adjustments to the terms and conditions proposed in writing by Newco) to be at least as favorable as the Superior Proposal, and (iv) in the case of an action described in clause (y) above, the Company terminates this Agreement and pays the Termination Fee in accordance with Section 8.4(a) hereof.

(c) The Company shall, promptly advise Newco orally and in writing of the Company’s receipt of (i) any request for information relating to a Takeover Proposal, (ii) any Takeover Proposal or (iii) any inquiry with respect to any Takeover Proposal and the material terms and conditions of any such request, Takeover Proposal or inquiry (including the identity of the Person or group making any such request, Takeover Proposal or inquiry). The Company agrees that it shall keep Newco informed of the status and material details (including material amendments or material proposed amendments) of any such request, Takeover Proposal or inquiry and keep Newco reasonably informed as to the material details of any information requested of or provided by the Company and as to the material terms and conditions of any Takeover Proposal.

(d) Nothing contained in this Section 6.2 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Board of Directors (after consultation with outside counsel), such disclosure would be required under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 6.2(b).

(e) To the extent that it has not already done so, the Company agrees that promptly following the execution of this Agreement it shall request each Person (i) with whom the Company has had any discussion regarding a potential Takeover Proposal during the twelve (12) months prior to the date of this Agreement or (ii) which has heretofore executed a confidentiality agreement with the Company in connection with a potential Takeover Proposal during the twelve (12) months prior to the date of this Agreement to return or destroy (and the Company shall use commercially reasonable efforts to cause any such destruction to be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

Section 6.3 Company Stockholder Meeting; Preparation of Proxy Statement.

(a) The Company shall duly provide notice to each record holder of outstanding Company Shares of, and shall duly hold, the Company Stockholder Meeting as promptly as practicable for the purpose of obtaining the Company Stockholder Approval, and the Company shall use its reasonable best efforts to hold the Company Stockholder Meeting as soon as practicable after the date on which the Proxy Statement is cleared by the SEC. Nothing in this Section 6.3 shall be deemed to prevent the Company or its Board of Directors from taking any action it or such Board of Directors are permitted to take under, and in compliance with, Section 6.2 hereof. Subject to Section 6.2(c) and 6.2(e), the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 6.3(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal or (ii) any Company Adverse Recommendation Change.

(b) As promptly as practicable after the execution of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the adoption of this Agreement. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder. Newco shall and shall cause the Equity Investors to furnish the Company with all information concerning it and the Equity Investors for inclusion in the Proxy Statement which may be required by applicable Law and which is reasonably requested by the Company. No amendment or supplement to the Proxy Statement will be made by the Company without providing Newco with a reasonable opportunity to review and comment upon such amendment or supplement.

(c) The Company shall notify Newco promptly after receipt by the Company of any comments of the SEC on, or of any request by the SEC for amendments or supplements to, the Proxy Statement. The Company shall supply Newco with copies of all correspondence between the Company or any of its representatives and the SEC with respect to the Proxy Statement. If at any time prior to the Company Stockholder Meeting, any event shall occur relating to the Company or any of its Subsidiaries or any of their respective officers, directors or Affiliates which should be described in an amendment or supplement to the Proxy Statement, the Company shall inform Newco promptly after becoming aware of such event. Whenever the Company learns of the occurrence of any event which should be described in an amendment of, or supplement to, the Proxy Statement, the parties shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the SEC and, if required by applicable Law, disseminated to the persons and in the manner required. The Company shall timely mail the Proxy Statement to its stockholders.

Section 6.4 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, upon reasonable advance notice, afford to Newco, any of its financing sources (provided that such financing sources are party to one of the Confidentiality Agreements, or a similar agreement providing for substantially the same terms as those set forth in the Confidentiality Agreements with respect to information provided by the Company (each such similar agreement, an “Additional Confidentiality Agreement”)) and their Representatives reasonable access during normal business hours to all of the properties, personnel, books and records of the Company and its Subsidiaries (including Tax Returns filed and those in preparation, workpapers and other items relating to Taxes), and shall furnish as promptly as reasonably practical or cause to be furnished promptly such reasonably available information concerning the business, properties and personnel of the Company and its Subsidiaries as Newco may reasonably request; provided, however, that no such access to information shall unreasonably interfere with the Company’s or any of its Subsidiaries’ operation of its business; provided, further, that the Company shall not be required to provide access to or furnish any information if to do so would contravene any agreement to which the Company is party or any Law, or, in the event of any litigation or threatened litigation between the parties over the terms of this Agreement, where such access to information may be adverse to the interests of the Company or any of its Subsidiaries; provided, further that, the Company uses commercially reasonable efforts to obtain permission to furnish such information and to provide such information in a manner that would not be reasonably expected to adversely affect the Company’s interests in litigation; provided that the Company shall not be required to make any material payment in exchange for such permission. All such information shall be kept confidential in accordance with the terms of the Confidentiality Agreements or any similar agreement entered into between the Company and any Person to whom the Company provides information pursuant to this Section 6.4.

Section 6.5 Notification of Certain Matters.

(a) The Company shall give prompt notice to Newco of (i) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company to be untrue or inaccurate in all material respects at or prior to the Closing Date and (ii) to the extent it has Knowledge thereof, any failure by the Company to materially comply with or materially satisfy any covenant, condition or agreement to be complied with or satisfied hereunder in each instance, in all material respects; provided that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect any remedies available to Newco.

(b) Newco shall and shall cause the Equity Investors to give prompt notice to the Company of (i) the occurrence or non-occurrence of any event of which it has Knowledge, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Newco to be untrue or inaccurate in all material respects at or prior to the Closing Date and (ii) to the extent it has Knowledge thereof, any failure by Newco to materially comply with or materially satisfy any covenant, condition or agreement to be complied with or satisfied hereunder in each instance, in all material respects; provided that the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect any remedies available to the Company.

Section 6.6 Reasonable Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts and Newco shall cause the Equity Investors to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to cause the satisfaction of the conditions in Article VII and consummate and make effective, as promptly as practicable, the Merger and the other transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including:

(i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity;

(ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and, in the case of Newco, the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed until the issuance of a final, non-appealable Order; provided that the Merger Agreement remains in effect and has not been terminated; and

(iii) the execution and delivery of any additional instruments necessary to consummate the Merger and, in the case of Newco, the Transactions and to fully carry out the purposes of this Agreement.

(b) For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, unless any such action would, individually or in the aggregate, result in a Material Event to either the Company or Newco (for purposes of this clause, after giving effect to the Merger), each of the Company and Newco shall commit to any and all divestitures, licenses or hold separate or similar arrangements with respect to its own assets or conduct of business arrangements (“Specified Actions”) as a condition to obtaining any and all approvals, waivers or registrations from any Governmental Entity or to avoid any action or proceeding by any Governmental Entity for any reason in order to consummate and make effective, as promptly as practicable, the Merger and, in the case of Newco, the Transactions, including taking any and all actions necessary in order to ensure that: (x) no requirement for non-action, a waiver, consent or approval of the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”), any State Attorney General, the European Commission (the “EC”) or other Governmental Entity,

(y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding and (z) no other matter relating to any antitrust or competition Law or regulation, would preclude consummation of the Merger by the Termination Date; provided, that any Specified Action required to be taken by the Company or any of its Subsidiaries shall be conditioned on the consummation of the Merger. In addition, subject to the terms and conditions herein provided, none of the parties hereto shall Knowingly take or cause to be taken any action which would reasonably be expected to materially delay or prevent the satisfaction by the Termination Date of the conditions set forth in Section 7.1(b) of this Agreement. Each party undertakes and agrees to file as soon as reasonably practicable a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division, as well a Form CO under the ECMR with the EC. Nothing contained in this Agreement shall prohibit Newco or the Equity Investors from entering into agreements relating to the financing or operation of Newco or the Surviving Corporation, including adding other equity providers or operating partners; provided that (a) the aggregate amount of the Equity Commitment Letters shall not be reduced in any way, (b) Newco shall have obtained any required consent of the lenders under the Commitment Letters and (c) Newco and the Surviving Corporation shall not enter into agreements relating to the financing or operation of Newco or the Surviving Corporation with persons or entities in the same business as the Company, SCA or Comcast Corporation (other than the Company, SCA and Comcast Corporation).

(c) Each party shall and Newco shall cause the Equity Investors to (i) respond as promptly as reasonably practicable under the circumstances to any inquiries received from the FTC or the Antitrust Division and to all inquiries and requests received from any State Attorney General, the EC or other Governmental Entity in connection with antitrust matters and (ii) not extend any waiting period under the HSR Act or ECMR or enter into any agreement with the FTC, the Antitrust Division or the EC not to consummate the Merger and the Transactions, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

(d) In connection with and without limiting the foregoing, each party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity:

(i) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General, the EC or any other Governmental Entity, including regulatory authorities, and, subject to Section 6.6(e) hereof permit the other party to review in advance (and to consider any comments made by the other party in relation to) any proposed written communication to any of the foregoing;

(ii) not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat; and

(iii) furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective representatives on the one hand, and any Governmental Entity, including regulatory authority, or members or their respective staffs on the other hand, with respect to this Agreement and the Merger.

(e) Notwithstanding anything to the contrary in this Agreement, each party hereto acknowledges and agrees that it will not be required to share with any other party any confidential or market sensitive information that such party provides or otherwise makes available to the FTC, the Antitrust Division, any State Attorney General, the EC or any other Governmental Entity with respect to the Merger and the Transactions; provided, however, that if a party chooses not to share with any other party any such confidential or market sensitive information, such party shall nevertheless make such information available, upon request, to the other party’s outside counsel and outside consultants to be held confidential by such outside counsel and outside consultants.

(f) Newco shall and shall cause the Equity Investors to use its or their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done all things reasonably necessary to consummate the Acquisition Financing (including obtaining rating agency approvals and drawing under the “bridge” facility if the bond financing cannot be consummated and, if necessary, borrowing in the event the “flex” is exercised on the terms and subject to the conditions thereof). Newco shall cause the Equity Investors to comply with the terms of their respective Equity Commitment Letters. The Company shall provide reasonable assistance to Newco in obtaining the Acquisition Financing (including by participating in meetings, due diligence sessions and road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the recordation of documents pertaining to chain of title and the execution and delivery of financing documents and other requested certificates or documents). Newco shall not and shall cause the Equity Investors not to amend or modify the terms (A) of the Commitment Letters (including all exhibits, annexes, schedules, fee letters and other ancillary documents) in a manner that would increase the conditionality of the Commitment Letters in a manner that would adversely impact the ability of Newco to consummate the transactions provided for herein or the likelihood of consummation of the Merger or (B) the Equity Commitment Letters, in each case without the prior written consent of the Company. If funds in the amounts set forth in the Commitment Letters, or any portion thereof, become unavailable to Newco on the terms and conditions set forth therein, Newco shall and shall cause the Equity Investors to use its or their reasonable best efforts to obtain substitute financing on terms and conditions (including fees) that Newco determines in good faith to be substantially equivalent to the terms and conditions described in the Commitment (“Substitute Financing”). Newco will not amend or modify, or agree to amend or modify, any agreement or other document or plan, which, pursuant to the terms of the Commitment Letters, require the lenders’ prior consent to amend or are a condition to the lenders’ obligations thereunder, without the prior written consent of the lenders party to the Commitment Letters and any other person whose consent is required pursuant to the Commitment Letters, which consent(s) shall acknowledge that such amendment or modification does not relieve such person of its obligations pursuant to the Commitment Letters. For the avoidance of doubt, nothing contained in this Agreement shall obligate any Equity Investor to provide any credit support, guarantee or other payment to the lenders in addition to those currently contained in the Commitment Letters (other than making their equity contributions pursuant to the Equity Commitment Letters) in connection with Newco obtaining the Acquisition Financing or any Substitute Financing.

Section 6.7 State Takeover Statutes. Newco, the Company and their respective Board of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, or the transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transaction contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions contemplated by this Agreement.

Section 6.8 Indemnification.

(a) For a period of six (6) years from and after the Effective Time, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation and its Subsidiaries shall contain provisions no less favorable with respect to the elimination of liability of directors and indemnification of directors, officers, employees and agents than are set forth in the certificate of incorporation and bylaws of the Company (or the relevant Subsidiary) as in effect on the date hereof; provided, however, that in the event any claim or claims are asserted against any individual entitled to the protections of such provisions within such six (6) year period, such provisions shall not be modified until the final disposition of any such claims. From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, (i) to the fullest extent permitted under applicable Law and (ii) without limiting the obligations under clause (i), as required pursuant to any indemnity agreements of the Company or any of its Subsidiaries (and the Surviving Corporation shall also advance costs and expenses (including attorney’s fees) as incurred within twenty (20) days after receipt by the Surviving Corporation of a written request for such advance; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification (it being understood that the Surviving Corporation shall not require any security for such undertaking)), each present and former director and officer of the Company and its Subsidiaries (in and to the extent of their capacities as such, and not as stockholders and/or optionholders of the Company or its Subsidiaries) (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters pending, existing or occurring at or prior to the Effective Time (including the transactions provided for herein and in the Voting and Support Agreement).

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall maintain in effect the Company’s current directors’ and officers’ liability insurance and fiduciary liability insurance (the “D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the D&O Insurance (a complete and accurate copy of which has been heretofore made available to Newco), on terms with respect to the coverage, deductible and amounts no less favorable than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that (x) in satisfying its obligations under this Section 6.8(b) the Surviving Corporation shall not be obligated to pay annual premiums in excess of 300% of the amount currently paid by the Company (which premiums are set forth in Section 6.8(b) of the Company Disclosure Schedule), it being understood and agreed that the Surviving Corporation shall nevertheless be obligated to provide the maximum amount of such coverage as may be obtained for such annual 300% amount and (y) in the event of the application of clause (x), any present or former officer or director, upon reasonable written notice thereof (which notice shall be provided no later than thirty (30) days prior to the Effective Time and shall set forth in reasonable detail for each person to be covered the policy coverage, premiums, deductibles, limitations and other pertinent information), who desires to obtain additional coverage such that, when combined with the coverage obtained by the Surviving Corporation in accordance with clause (x), it provides insurance coverage equivalent to the D&O Insurance in effect on the date hereof, may so elect and the Surviving Corporation shall acquire such additional coverage on behalf of such person; provided that in the event any present or former officer or director makes such an election, such former officer or director shall pay the portion of the premium of such D&O Insurance in excess of the amount which the Surviving Corporation is obligated to pay pursuant to this Section 6.8. The insurance purchased pursuant to this Section 6.8 shall be prepaid in full at the Effective Time and shall be non-cancelable. At the request of the Company, Newco shall arrange for such insurance prior to the Effective Time to be effective only at and after the Effective Time; provided that Newco shall pay in full for such insurance coverage no later than the Effective Time. The Company may acquire a six year tail policy for persons currently covered by D&O Insurance that is consistent with the first sentence of this Section 6.8(b) so long as the one time premium payment for such tail policy is not more than 300% of the amount currently paid by the Company as set forth in Section 6.8(b) of the Company Disclosure Schedule. Such policy shall be prepaid at the Effective Time and shall be non cancelable. If the Company acquires such a tail policy, Newco’s obligations pursuant to the first sentence of this Section 6.8(b) shall be deemed completely satisfied. The obligation to maintain insurance provided in this Section 6.8(b) shall continue in full force and effect for a period of not less than six (6) years from and after the Effective Time; provided that in the event any claim or claims are asserted or made within such six (6) year period, the Surviving Corporation shall ensure that such insurance remains in full force and effect with respect to such claims until final disposition thereof.

(c) If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation (or acquiror of such assets) shall assume all of the obligations of the Surviving Corporation set forth in this Section 6.8.

(d) The rights of each Indemnified Party under this Section 6.8 shall be in addition to any right such Person might have under the certificate of incorporation or by-laws of the Company, the Surviving Corporation or any of their respective Subsidiaries, or under any agreement of any Indemnified Party with the Company, the Surviving Corporation or any of their respective Subsidiaries. The provisions of this Section 6.8 survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their respective heirs and representatives.

Section 6.9 Certain Litigation. Each of the parties hereto shall promptly advise the other parties orally and in writing of any litigation commenced by any stockholder of the Company after the date hereof against such party or any of its directors or Affiliates relating to this Agreement, the Merger, the Voting and Support Agreement and/or the transactions provided for herein and therein. In addition, subject to a customary joint defense agreement, the Company shall keep Newco reasonably informed regarding any litigation commenced by any stockholder of the Company after the date hereof against the Company or any of its directors or Affiliates relating to this Agreement, the Merger, the Voting and Support Agreement or the transactions provided for herein and therein. The Company shall give Newco the opportunity to consult with the Company regarding (but not to control) the defense or settlement of any such stockholder litigation, shall give due consideration to Newco’s advice with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of Newco unless such settlement requires only an immaterial payment by the Company, contains no restrictions on the Company’s operations, and contains no admission of fault by the Company. In the event that (i) a proposed settlement of any stockholder litigation (of which Newco has been advised and kept informed in accordance with the terms of this Section 6.9) would not have a Company Material Adverse Effect (a “Proposed Settlement”), (ii) Newco does not consent to such Proposed Settlement and (iii) the ultimate resolution of such litigation is less favorable to the Company and its Subsidiaries than the Proposed Settlement, then such resolution and the effects thereof on the Company and its Subsidiaries shall not constitute, or be considered in determining the existence or occurrence of, a Company Material Adverse Effect. In addition, the Company shall not cooperate with any third party that may hereafter seek to restrain or prohibit or otherwise oppose the Merger and shall cooperate with Newco to resist any such effort to restrain or prohibit or otherwise oppose the Merger.

Section 6.10 Notification of Certain Matters. The Company shall give prompt notice to Newco of (a) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Contract material to the business, properties, assets, results of operations or financial condition of the Company and its Subsidiaries taken as a whole to which it or any of its Subsidiaries is a party or is subject, (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (c) any events which have had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or (d) the occurrence or existence of any event which would make, or would be reasonably expected to make, with the passage of time or otherwise, any representation or warranty of the Company contained herein untrue such that the closing condition set forth in Section 7.2(a) would not be satisfied; provided, however, that the delivery of notice pursuant to this Section 6.10 shall not be deemed to modify the representations and warranties of the Company hereunder. Newco shall give prompt notice to the Company of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (b) the occurrence of any event or events which have had or would be reasonably expected to have, individually or in the aggregate, a Newco Material Adverse Effect or (c) the occurrence or existence of any event which would make, or would be reasonably expected to make, with the passage of time or otherwise, any representation or warranty contained herein untrue such that the closing condition set forth in Section 7.3(a) would not be satisfied; provided, however, that the delivery of notice pursuant to this Section 6.10 shall not be deemed to modify the representations and warranties of the Newco hereunder.

Section 6.11 Tax Covenants.

(a) Immediately prior to the Closing, the Company shall furnish to each of the Equity Investors a certification in accordance with Treasury Regulation Section 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to the Equity Investors, certifying that an interest in the Company is not a United States real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(b) The Company and Newco shall coordinate and cooperate regarding any developments in Tax Law and the making of any elections or the taking of any other actions that would minimize any tax exposure to the Company or otherwise preserve or enhance its Tax attributes, including without limitation, election of the safe harbor method of accounting provided in Revenue Procedure 2004-36, I.R.B. 2004-24 (May 27, 2004), and the Company shall follow all reasonable requests of Newco made with respect thereto. The making of such election shall not be deemed a breach of any representation, warranty, covenant or agreement of the Company contained herein.

Section 6.12 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary and permitted to cause the transactions contemplated by this Agreement, including any dispositions of Company Shares (including derivative securities with respect to such Company Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the

Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13 Employee Matters.

(a) Subject to the terms of any collective bargaining agreement and the Employee Security Plans, for a period of one (1) year after the Effective Time, the Surviving Corporation shall provide employees of the Company and its Subsidiaries (the “Company Employees”) with employee benefits which are substantially comparable, in the aggregate, to those provided to such employees as of the date hereof (other than benefits which are equity based). Notwithstanding the foregoing, nothing in this Section 6.13 shall limit the right of the Surviving Corporation to terminate the employment of any Company Employee at any time for any reason. The immediately preceding sentence, however, will not relieve the Surviving Corporation from written and binding commitments (x) to pay any applicable severance payments and to satisfy any other obligations pursuant to the Employee Security Plans or (y) for any obligations under such Company Employee’s employment agreement with the Company that survive the termination of employment and/or the termination of such employment agreement.

(b) Subject to the terms of any collective bargaining agreement, for purposes of determining eligibility to participate and vesting under any employee benefit plan, program or other arrangement of the Surviving Corporation in which Company Employees subsequently participate on or after the Effective Time, Company Employees shall receive service credit for service with the Company and any of its Subsidiaries to the same extent such service was granted under the comparable employee benefit plans, programs or arrangements of the Company and its Subsidiaries; provided that such service will only be credited to the extent that service with the Surviving Corporation with respect to the same periods is credited to similarly situated employees of the Surviving Corporation under the terms of the applicable plan, program or arrangement.

(c) The Surviving Corporation shall honor all employment, severance, termination, retention agreements, plans, programs or arrangements of the Company and its Subsidiaries, including the Employee Security Plans.

(d) This Section 6.13 is not intended to be for the benefit of and shall not be enforceable by any employee, former employee or dependent or beneficiary thereof or any collective bargaining representative thereof.

(e) Other than pursuant to the Employee Security Plans, the other Benefit Plans existing as of the date hereof or any employment agreements existing on the date hereof to which the Company or any of its Subsidiaries is a party, the Company shall not make any change of control, retention or other similar payments other than (i) retention bonus payments pursuant to action of the compensation committee of the Board of Directors of the Company on May 6, 2004 (the “Retention Bonus Plan”), up to an aggregate maximum amount not to exceed $5 million or (ii) as otherwise permitted pursuant to Section 6.1(p).

Section 6.14 Acquisition Financing. The indebtedness contemplated by the Commitment Letters (or any Substitute Financing) shall be incurred by Newco prior to the Effective Time.

Section 6.15 Confidentiality Agreements. The Confidentiality Agreements and the Additional Confidentiality Agreements, if any, shall continue in full force and effect in accordance with their terms until the earlier of (a) the Effective Time or (b) the expiration of such Confidentiality Agreements or Additional Confidentiality Agreements, if any, according to their terms.

Section 6.16 Letter of Credit.

(a) As promptly as practicable following receipt of the Contribution Amount, the Company shall establish a separate account, which shall include only the Contribution Amount, and interest thereon, and no other funds (the “Separate Account”) at Bank of America in the name of the Company. No later than the first Business Day following receipt of the Contribution Amount by the Company, the Chief Financial Officer of the Company shall certify in writing to Newco that such transfer has occurred. Newco shall be entitled to receive a statement, upon its reasonable request, of the amounts in the Separate Account.

(b) The Company shall, as applicable, (i) promptly return the Contribution Amount to the Equity Investor to which the Contribution Amount relates (the “Contributing Investor”) (to the account designated by such Contributing Investor) or (ii) promptly notify the issuers of the Letters of Credit of the termination of such Letters of Credit upon the first to occur of (A) receipt by the issuer of the Contributing Investor’s Letter of Credit of a written notice from the Company that the Contributing Investor has satisfied in full its obligation to fund its commitment under its Equity Commitment Letter and the remaining Equity Investors have satisfied in full their obligations to fund their commitments under their respective Equity Commitment Letters, (B) the Effective Time, (C) the termination of this Agreement pursuant to any provision other than 8.1(c)(i) of this Agreement, (D) the latest to occur of (x) the dismissal with prejudice of all claims against Newco made by the Company during the one (1) year period following the termination of this Agreement pursuant to Section 8.1(c)(i) alleging a willful and material breach of this Agreement by Newco, (y) the dismissal with prejudice of all claims made against the Contributing Investor during the one (1) year period following the termination of this Agreement pursuant to Section 8.1(c)(i) alleging a willful and material breach of the Contributing Investor’s obligations to fund its commitment under its Equity Commitment Letter and (z) the dismissal with prejudice of all claims made against the Equity Investors (other than the Contributing Investor) during the one (1) year period following the termination of this Agreement pursuant to Section 8.1(c)(i) alleging a willful and material breach of the Equity Investors’ obligations (other than the Contributing Investor) to fund their commitments under their respective Equity Commitment Letters, (E) thirty (30) calendar days after the date on which a judgment or order in respect of all claims described in clause (D) of this sentence (or the last of such claims to remain unresolved) that has been entered by a court of competent jurisdiction (and as to which all rights of appeal therefrom or other avenues of review have been exhausted or lapsed) shall have become final and (F) this Agreement is terminated pursuant to Section 8.1(c)(i) and, during the one (1) year period following such termination, (x) no claims alleging a willful and material breach of this Agreement have been made against Newco and (y) no claims alleging a willful and material breach of its obligations to fund under their respective Equity Commitment Letters have been made against any Equity Sponsor. For the avoidance of doubt, a claim will be deemed to have been brought during the first year following termination of this Agreement if such claim is made in any pleading filed on or prior to the first anniversary of the termination of this Agreement or if such claim is made in any amendment, revision or modification to such pleading allowed by a court of competent jurisdiction after such date.

(c) In the event that the Company is entitled to any amounts as contemplated by Section 8.2(b) of this Agreement, the Company shall be entitled to retain and withdraw from the Separate Account a portion of the Contribution Amount equal to the product of (i) the amount due to the Company and (ii) the quotient obtained by dividing (x) the original amount of the Contributing Investor’s Letter of Credit by (y) the aggregate original amount of all of the Letters of Credit, including the Contributing Investor’s Letter of Credit. The Company shall promptly return the remaining portion of the Contribution Amount to the Contributing Investor by wire transfer to the account designated by such Contributing Investor when all of the claims, if any, described in Section 6.16(b) of this Agreement have been resolved.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions (unless waived in accordance with the provisions of Section 8.5 hereof):

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) HSR Act, Governmental Consents and Approvals. All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger and the Transactions under the HSR Act and the ECMR shall have expired or been terminated, and all material consents and approvals of any Governmental Entity necessary for the consummation of the Merger and the Transactions shall have been obtained, including any material consents and approvals relating to antitrust, competition, trade or other regulatory matters.

(c) No Injunctions or Restraints. No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its respective reasonable best efforts to resist, resolve, lift or prevent the entry of any such Order and to appeal as promptly as possible any Order that may be entered.

(d) Solvency Opinion. The Company and Newco shall have received an opinion from Houlihan Lokey Howard & Zukin in the form attached hereto as Exhibit B.

Section 7.2 Conditions to Newco’s Obligation to Effect the Merger. The obligation of Newco to effect the Merger shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by Newco:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement (other than those specifically enumerated in clause (ii) of this Section 7.2(a)) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, except for such failures to be true and correct which do not result in a Company Material Adverse Effect, and (ii) the representations and warranties of the Company set forth in Sections 4.2 and 4.4 shall be true and correct in all respects (subject to de minimus deviations) as of the date of this Agreement and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date).

(b) Performance. The Company shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. Newco shall have received a certificate of an executive officer of the Company to the effect set forth in Sections 7.2(a) and 7.2(b).

(d) Material Adverse Effect. There shall not exist or have occurred any event or events that has had, or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Funding. The Acquisition Financing to be provided under the Commitment Letters shall have been consummated on the terms set forth therein (taking into account any “flex” provisions in the fee letters or otherwise contained therein) or Newco shall have received the proceeds of a Substitute Financing.

(f) Dissenting Shares. The number of Dissenting Shares shall represent not more than ten percent (10%) of the total number of Company Shares in the aggregate outstanding as of the date of this Agreement.

Section 7.3 Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction of the following conditions, any one or more of which may be waived, in writing, by the Company:

(a) Representations and Warranties. The representations and warranties of Newco set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality or a Newco Material Adverse Effect except for such failures to be true and correct which do not result in a Newco Material Adverse Effect.

(b) Performance. Newco shall have complied, in all material respects, with all agreements, obligations, covenants and conditions required by this Agreement to be complied with by it on or prior to the Closing Date. Newco shall have provided the Company with evidence, reasonably satisfactory to the Company, of compliance with Section 6.8(b) hereof.

(c) Officer’s Certificate. The Company shall have received a certificate of an executive officer of Newco to the effect set forth in Sections 7.3(a) and 7.3(b).

Section 7.4 Frustration of Closing Conditions. Neither of the Company nor Newco may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Newco and the Company;

(b) by either Newco or the Company (if, in the case of the Company, it has not violated Section 6.2 in any material respect):

(i) if the Company Stockholder Approval is not obtained at the Company Stockholder Meeting or any adjournment thereof at which this Agreement has been voted upon;

(ii) if the Merger shall not have been consummated by September 27, 2005, provided that, subject to the rights of the Company under Section 8.1(c)(iii), such date may be extended by either Newco or the Company

(by written notice thereof to the other party) up to and including December 27, 2005 in the event that all of the conditions to the Merger, other than one or more of the conditions set forth in Section 7.1(b) or Section 7.1(c) shall have been or are capable of being satisfied at the time of such extension (the latest applicable date shall be referred to herein as the “Termination Date”); provided further that the right to terminate this Agreement (or extend the Termination Date) under this Section 8.1(b)(ii) shall not be available to (x) any party whose breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date or (y) any party who has failed to comply in all material respects with its obligations under Section 6.6; or

(iii) if there shall be any Law (other than any Order) that prevents the consummation of the Merger or any Order of any Governmental Entity having competent jurisdiction that prevents consummation of the Merger and such Order has become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any party whose breach of any provision of this Agreement results in the imposition of such Order or the failure of such Order to be resisted, resolved or lifted, as applicable.

(c) by the Company:

(i) if (A) Newco shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Newco such that the closing conditions set forth in Section 7.3(b) would not be satisfied, (B) the Equity Investors shall have breached the Equity Commitment Letters or (C) there exists a breach of any representation or warranty of Newco contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied, and, in the case of either (A), (B) or (C), such breach is incapable of being cured by the Termination Date or is not cured by Newco within twenty (20) Business Days (or, in the case of a failure of the Equity Investors to fund in accordance with the terms of the Equity Commitment Letters, ten (10) Business Days) after Newco receives written notice of such breach from the Company; provided that, in the case of a failure of the Equity Investors to fund in accordance with the terms of the Equity Commitment Letters Newco may cure the breach by replacing the defaulting amount within ten (10) Business Days following the date of such default with an equity commitment letter (and letter of credit, if applicable) on terms comparable in all material respects to, and no less favorable to Newco than, the Equity Commitment Letter (and Letter of Credit, if applicable) of the defaulting Equity Investor; or

(ii) if prior to the obtaining of the Company Stockholder Approval (A) the Company’s Board of Directors or any committee thereof shall have received a Superior Proposal, (B) the Company’s Board of Directors or any committee thereof determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that the taking of such action is necessary for the members of the Board of Directors of the Company to comply with their fiduciary duties to holders of Company Shares under applicable Law, (C) the Company shall have complied in all material respects with Sections 6.2, 6.3 and 6.4, (D) on the date of such termination, the Company enters into a definitive agreement for, or consummates, the transaction contemplated by such Superior Proposal and (E) not later than the day of such termination, Newco shall have received the Termination Fee in accordance with Section 8.4; or

(iii) if the Effective Time has not occurred by December 12, 2005 or, if the term of the Commitment Letters has been extended, if the Effective Time has not occurred by the date upon which the Commitment Letters expire.

(d) by Newco:

(i) if the Company (A) shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2(b) would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and, in the case of either (A) or (B), such breach is incapable of being cured by the Termination Date or is not cured by the Company within twenty (20) Business Days after the Company receives written notice of such breach from Newco;

(ii) if, prior to the obtaining of the Company Stockholder Approval (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company or any committee thereof that its stockholders vote in favor of the Merger and the transactions contemplated by this Agreement, (C) a tender or exchange offer relating to any Company Shares shall have been commenced and the Company shall not have sent to its security holders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer or (D) the Board of Directors of the Company or any committee thereof approves or recommends a Takeover Proposal to the holders of Company Shares or approves or recommends that holders of Company Shares tender their Company Shares in any tender offer or exchange offer; or

(iii) if the Company breaches in any material respect any of its obligations under Section 6.2 or 6.3(a).

Section 8.2 Effect of Termination; Liability.

(a) Except as otherwise set forth in this Section 8.2 or Section 8.4, in the event of a termination of this Agreement by either the Company or Newco as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Newco or the Company or their respective officers or directors; provided, however, that, subject to the limitations in Section 8.2(b) and Section 8.2(c), no such termination shall relieve any party hereto of any liability or damages resulting from any willful and material breach of this Agreement; and provided further, that the provisions of this Section 8.2, Section 8.3 (Fees and Expenses), Section 8.4 (Termination Fee) and Article IX of this Agreement and the Deposit Agreement and the Confidentiality Agreements and any Additional Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

(b) In the event that this Agreement is terminated pursuant to Section 8.1(c)(i) and a court of competent jurisdiction shall have made a final, binding judicial determination (as to which all rights of appeal therefrom or other avenues of review have been exhausted or lapsed) that Newco has willfully and materially breached any covenant under this Agreement or any Equity Investor shall have willfully and materially breached its obligations under its Equity Commitment Letter, the Company shall be entitled to recover the amount of its actual damages (including its out-of-pocket fees and expenses actually incurred by the Company in connection with the negotiation and execution of this Agreement) in excess of $150 million up to an additional $100 million; provided, however, that such amount shall be an absolute limitation on Newco’s liability hereunder and the Company shall not be entitled to any amount in excess of $250 million.

(c) In the event that this Agreement is terminated pursuant to Section 8.1(d)(i) and a court of competent jurisdiction shall have made a final, binding judicial determination (as to which all rights of appeal therefrom or other avenues of review have been exhausted or lapsed) (i) that the Company has willfully and materially breached the Agreement and (ii) establishing Newco’s actual damages (including out-of-pocket fees and expenses actually incurred in connection with the negotiation and execution of this Agreement) resulting from a willful and material breach by the Company of any covenant under this Agreement, Newco shall be entitled to recover the amount of its actual damages (including its out of pocket fees and expenses actually incurred by Newco in connection with the negotiation and execution of this Agreement) up to $135 million; provided, however, that such amount shall be an absolute limitation on the Company’s liability hereunder and Newco shall not be entitled to any amount in excess of $135 million; provided further, that nothing in this Agreement shall prevent Newco from suing for the Termination Fee. Except as expressly set forth in Section 8.4(b) of this Agreement, the Company shall have no liability under this Agreement in the event that the Company pays Newco the Termination Fee.

(d) Newco shall have no right to sue the Company in respect of any breach of Section 6.2 solely by the Principal Stockholders. For the avoidance of doubt, Newco’s other rights and remedies under this Agreement, including its entitlement to the Termination Fee, shall remain in full force and effect notwithstanding the foregoing sentence.

(e) With respect to the obligations of Newco to cause the Equity Investors to take actions specified herein, the failure of the Equity Investors to take such actions, if such failure would have been a willful material breach of this Agreement were

Newco obligated to take such action, shall be deemed to be a willful and material breach of this Agreement.

Section 8.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions provided for herein shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that each of Newco and the Company shall bear and pay (i) one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including any SEC filing fees) and (ii) one-half of the filing fees of the premerger notification and report forms under the HSR Act and filings pursuant to the EMCR (and the filing, as soon as reasonably practicable, of any form or report required by any other Governmental Entity relating to antitrust, competition, trade or other regulatory matters). For the avoidance of doubt, each party shall bear its own costs, other than the filing fees, including its legal costs, relating to the matters set forth in clause (ii) above.

Section 8.4 Termination Fee.

(a) If this Agreement is terminated pursuant to Section 8.1(c)(ii) or 8.1(d)(ii) then the Company shall pay Newco $135 million (the “Termination Fee”) not later than the day of such termination. If this Agreement is terminated pursuant to Section 8.1(b)(i), Section 8.1(b)(ii) (unless the closing conditions that have not been satisfied at such time are solely within the control of Newco), Section 8.1(d)(i) or Section 8.1(d)(iii) then, in the event that, (i) after the date hereof and prior to such termination, any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a Takeover Proposal and (ii) within nine (9) months of the termination of this Agreement, the Company enters into a definitive agreement with a Third Party with respect to a Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to 50%) (other than any transaction described in clauses (i) through (iii) of the definition of Takeover Proposal solely by the Principal Stockholders who shall be permitted to obtain financing from commercial banking institutions required for such transactions) or any Takeover Proposal (with all percentages in the definition of Takeover Proposal increased to 50%) involving the Company (or in the event of a recapitalization of the Company or any of its Subsidiaries by the Principal Stockholders referred to in this clause (ii), such recapitalized entity ) is consummated, then the Company shall pay, or cause to be paid to, Newco the Termination Fee upon the earlier to occur of (x) execution by the Company of a definitive agreement with respect to such a Takeover Proposal and (y) consummation of such Takeover Proposal. The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to the Company by Newco. For the avoidance of doubt, in no event shall (i) the Company be obligated to pay, or cause to paid, the Termination Fee on more than one occasion and (ii) the Company’s maximum aggregate liability under this Agreement, including damages under Section 8.2(c) and this Section 8.4(a), shall not exceed $135 million.

(b) The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from termination of this Agreement under circumstances where a

Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 8.4(a) are reasonable forecasts of the actual damages which may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Newco would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee, and, in order to obtain such payment Newco commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay to Newco its costs and expenses (including attorney’s reasonable fees) in connection with such suit.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent permitted by applicable Law, subject to Section 9.12, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. All covenants shall survive in accordance with their terms. This Article IX, the agreements of Newco and the Company in Section 6.8 (Indemnification) and Section 8.3 (Fees and Expenses) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Newco, to

LOC Acquisition Company

 c/o Sony Corporation of America

550 Madison Avenue, 34th Floor

New York, New York 10022

Attention: Robert S. Wiesenthal

Telecopy: (212) 833-7752

with a copy to:

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, New York 10019

Attention: Morton A. Pierce, Esq.

                 Michael J. Aiello, Esq.

Telecopy: (212) 259-6333

and

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

Attention: Nicholas P. Saggese, Esq.

                 Rick C. Madden, Esq.

Telecopy: (213) 621-5550

and

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: Dennis S. Hersch

Telecopy: (212) 450-3800

(b)	if to the Company, to

Metro-Goldwyn-Mayer Inc.

10250 Constellation Boulevard

Los Angeles, California 90067

Attention: Alex Yemenidjian

Telecopy: (310) 449-3020

with a copy to:

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, NY 10022-4802

Attention: Charles M. Nathan, Esq.

                 John E. Sorkin, Esq.

Telecopy: (212) 751-4864

and

Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP

10250 Constellation Boulevard, 19th Floor

Los Angeles, CA 90067

Attention: Janet S. McCloud, Esq.

Telecopy: (310) 556-2920

Section 9.3 Interpretation.

(a) When a reference is made in this Agreement to an Article or a Section, or clause such reference shall be to an Article, Section or clause of this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) This Agreement is the result of the joint efforts of Newco and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party’s involvement in the drafting thereof.

(d) The words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”

(e) The term “ordinary course of business” (or similar terms) shall be deemed to be followed by the words “consistent with past practice.”

(f) For purposes of this Agreement, to the extent this Agreement refers to information or documents having been made available (or delivered or provided) to Newco, the Company shall be deemed to have satisfied such obligation if the Company or its Representatives made such information or document available (or delivered or provided such information or document) to any of Newco, an Equity Investor, or any of their respective Representatives.

(g) The phrases “transactions provided for in this Agreement,” “transactions provided for herein,” “transactions contemplated by this Agreement,” and “transactions contemplated herein” and phrases of similar import shall be deemed to refer, in the case of the Company, only to the Merger and the representations, warranties, covenants and agreements of the Company in this Agreement and not to any other agreement between or among Newco, any Equity Investor, any financing source or any other Person and, in the case of Newco, to the Merger and the Transactions, including the covenants and agreements of Newco in this Agreement and to the Commitments, the Acquisition Financing and the documents related thereto.

(h) The disclosure of any matter or item in the Company Disclosure Schedule or the Newco Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation, warranty, covenant or condition set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Company Material Adverse Effect” or “Newco Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, with any other matter or item, have or be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Newco Material Adverse Effect.

Section 9.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreements, Schedules and Annexes hereto, the Deposit Agreement, the Side Agreement and the certain letter of even date herewith executed between the Company and the SCA (a) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) other than with respect to the matters set forth in Section 6.8 (Indemnification), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER NEWCO NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE MERGER, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 9.6 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

Section 9.7 Publicity. None of the parties hereto shall (and each of the parties shall cause its Affiliates and Representatives and, in the case of Newco, the Equity Investors and their Representatives, not to) issue any press release or make any public announcement concerning this Agreement or the transactions provided for herein without obtaining the prior written approval of the Company, in the event the disclosing party is any of Newco or the Equity Investors (or any of their respective Affiliates and Representatives), or Newco, in the event the disclosing party is the Company (or any of its Affiliates and Representatives), such consent not to be unreasonably withheld or delayed; provided, however, that, subject to compliance with Section 6.13, if a party determines, based upon advice of counsel, that disclosure is otherwise required by applicable Law or the rules or regulations of any stock exchange upon which the securities of such party is listed, such party may make such disclosure to the extent so required.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Newco may assign, in its sole and absolute discretion, any or all of its rights, interests and obligations hereunder to any wholly owned Subsidiary of Newco. No assignment by any party hereto shall relieve such party of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 9.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions provided for herein shall be brought solely in the Federal courts of the United States located in the State of Delaware; provided that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the United States District Court for the Southern District of New York; provided, further, that if (and only after) both the Federal courts of the United States located in the State of Delaware and the United States District Court for the Southern District of New York determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the Chancery Court of the State of Delaware. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions provided for herein, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions provided for herein may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions provided for herein shall be properly served or delivered if delivered in the manner contemplated by Section 9.2. In addition, each of the parties hereto waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions provided for herein.

Section 9.10 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect so long as the economic or legal substance of the transactions provided for herein is not affected in any manner adverse to any party. If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

Section 9.11 Parties in Interest

(a) All parties to the transactions contemplated by this Agreement acknowledge that none of Mr. Kirk Kerkorian, Tracinda or Rodeo (nor any other holder of Common Shares), individually or collectively, is a party to this Agreement (it being understood, however, that Mr. Kerkorian and any other Indemnified Party shall be a third party beneficiary with respect to the matters set forth in Section 6.8). Accordingly, each of the parties hereto agrees that in the event (i) that there is any alleged breach or default by any party under this Agreement or any agreement provided for herein, or (ii) any party has any claim arising from or relating to this Agreement or any such agreement, no party shall commence any proceedings or otherwise seek to impose any liability whatsoever against Mr. Mr. Kirk Kerkorian, Tracinda or Rodeo or any other holder of Common Shares by reason of such alleged breach, default or claim; provided, that this Section 9.11 shall not be deemed to limit the rights of Mr. Mr. Kirk Kerkorian, Tracinda or Rodeo in their capacity as holders of Common Shares and nothing in this Section 9.11 shall be deemed to limit the rights or obligations of the parties to the Voting and Support Agreement.

(b) All parties to the transactions contemplated by this Agreement acknowledge that none of the Equity Investors (nor any of their Affiliates other than Newco), individually or collectively, is a party to this Agreement. Accordingly, each of the parties hereto agrees that in the event (i) that there is any alleged breach or default by any party under this Agreement or any agreement provided for herein, or (ii) any party has any claim arising from or relating to this Agreement or any such agreement, no party shall commence any proceedings or otherwise seek to impose any liability whatsoever against any Equity Investor by reason of such alleged breach, default or claim; provided, nothing in this Section 9.11 shall be deemed to limit the rights or obligations of the parties to the Voting and Support Agreement or the ability of the Company or Newco to draw on the Letters of Credit in accordance with their terms.

Section 9.12 Modification. No supplement, modification or amendment of this Agreement shall be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

Section 9.13 Tax Treatment. The parties intend that the Merger shall be treated for income Tax purposes as a taxable purchase of the stock of the Company by the Equity Investors to the extent of the funds provided by the Equity Investors and as a taxable redemption of the stock of the Company by the Company to the extent of the funds provided pursuant to the Commitment Letters.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

LOC ACQUISITION COMPANY

By:	/S/ MICHAEL DOMINGUEZ
Name: Michael Dominguez
Title: Chairman of the Board

METRO-GOLDWYN-MAYER INC.

By:	/S/ JAY RAKOW
Name: Jay Rakow
Title: Senior Executive Vice President and General Counsel

Counterpart Signature Page

Merger Agreement